UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Amendment No.
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CARDTRONICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
April 29, 2011
Dear Stockholder:
          Notice is hereby given that the 2011 Annual Meeting of Stockholders of Cardtronics, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 15, 2011, at 4:00 p.m., central time, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. At the Annual Meeting, stockholders will be asked to:
1.	Elect three Class I directors to the Board of Directors to serve until the 2014 Annual Meeting of Stockholders;

2.	Adopt a resolution in which they approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement;

3.	Cast an advisory vote on the frequency of future advisory votes on executive compensation, i.e. should such votes occur every one, two, or three years;

4.	Ratify the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm of Cardtronics, Inc. for the fiscal year ending December 31, 2011; and

5.	Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
          Only stockholders of record at the close of business on April 20, 2011 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 27, 2011 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.
          These materials include the formal notice of the meeting, Proxy Statement, and financial statements. The Proxy Statement tells you about the agenda and related matters for the meeting. It also describes how the Board of Directors operates, gives information about its director candidates, and provides information about the other items of business to be conducted at the meeting.
          Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,
/s/ Michael E. Keller
Michael E. Keller
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2011.
The Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders and Annual Report to
Stockholders for the fiscal year ended December 31, 2010 are available at http://ir.cardtronics.com.
Additionally, the Company’s Annual Report on Form 10-K, including audited financial statements, but excluding exhibits, accompanies this Proxy Statement.

PROXY STATEMENT

CARDTRONICS, INC.

3250 Briarpark Drive, Suite 400
Houston, Texas 77042

PROXY STATEMENT

          These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cardtronics, Inc., for use at our 2011 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 15, 2011, at 4:00 p.m., central time, at our Houston offices located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. Directions to our offices are set forth on the last page of this Proxy Statement.
          The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are being mailed to stockholders beginning on or about May 12, 2011.
ABOUT THE ANNUAL MEETING
What is the purpose of the 2011 Annual Meeting of Stockholders?
          At the Annual Meeting, our stockholders will be asked to (1) elect three directors to serve until the 2014 Annual Meeting of Stockholders and until their successors are duly elected, (2) adopt a resolution in which they approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement, (3) cast an advisory vote on the frequency of future advisory votes on executive compensation, i.e. should such votes occur every one, two, or three years, (4) ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and (5) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting. Each of the above matters that will be submitted to the stockholders for their approval (each a “Proposal”) is described in more detail on pages 5 to 9 herein.
Why did I receive these proxy materials?
          You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of April 20, 2011. We refer to this date as the “record date.”
          This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this Proxy Statement carefully.

What is a proxy?
          A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed J. Chris Brewster and Michael E. Keller (the “Proxy Holders”) to serve as proxies for the Annual Meeting. If you are a stockholder of record (as discussed in more detail below), your shares will be voted by the Proxy Holders in accordance with the instructions on the proxy card you submit by mail or by e-mail. If you do not provide instructions on the proxy card, the Proxy Holders will vote in accordance with the recommendations of the Board. See “What are the recommendations of the Board?” below for additional information.
What does it mean if I receive more than one proxy card?
          If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.
What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”
•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a “stockholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

•	Street Name Stockholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian. As summarized below, there are distinctions between shares held of record and those held beneficially.
How many votes must be present to hold the Annual Meeting?
          There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 43,068,122 shares of our common stock outstanding. Consequently, the presence of the holders of at least 21,534,062 shares of common stock, in person or by proxy, is required to establish a quorum for the Annual Meeting.
How many votes do I have?
          You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.
How do I vote my shares?
•	Stockholder of Record. Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

•	Street Name Stockholder. If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.
What are the recommendations of the Board?
          Our Board recommends that you vote:
•	FOR the election of the three nominated Class I directors;

•	FOR a resolution in which the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement;

•	FOR a frequency of one year with respect to holding future advisory votes on executive compensation; and

•	FOR the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
Can I change my vote after I return my proxy card?
          Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761, (2) mailing in a new proxy card bearing a later date or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.
          If you are a “street name” stockholder, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
Could other matters be decided at the Annual Meeting?
          At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
          With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.
What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this Proxy Statement?
          Abstentions and Broker Non-Votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners.

          Election of Directors. A plurality of the votes cast is required for the election of directors. This means that the three director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will have no legal effect on the election of directors under Delaware law. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.
          Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. All shares are entitled to vote on each proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.
          Advisory Vote on Frequency of Future Executive Compensation Votes. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. All shares are entitled to vote on each proposal. Broker non-votes are not treated as entitled to vote and therefore will have no impact on the proposal.
          Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item is required to approve this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal.
Who is participating in this proxy solicitation and who will pay for its cost?
          We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.
          We have retained Wells Fargo Shareowner Services to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Wells Fargo Shareowner Services a fee of approximately $5,500 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.
May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?
          You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance — Our Board — Director Selection and Nomination Process” and “Proposals for the 2012 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?
          The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single Proxy Statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.
          Many banks, brokers and other holders of record have instituted householding. If you or your family have one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.
Whom should I contact with questions about the Annual Meeting?
          If you have any questions about this Proxy Statement or the Annual Meeting, please contact our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by telephone at (832) 308-4000.
Where may I obtain additional information about Cardtronics, Inc.?
          We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 3, 2011. Our Annual Report on Form 10-K, including audited financial statements, is also included with your proxy mailing. Our Annual Report on Form 10-K is not part of the proxy solicitation material. You may also find information about us on our website at www.cardtronics.com.
IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS, INC., PLEASE CONTACT OUR GENERAL COUNSEL AND SECRETARY, MICHAEL E. KELLER, AT 3250 BRIARPARK DRIVE, SUITE 400, HOUSTON, TEXAS 77042.
On the following three pages, we have set forth the four (4) proposals that are being submitted to the stockholders for their approval. Following each proposal is a summary of the proposal as well as the Board’s recommendation in support thereof.
PROPOSAL NO. 1:
ELECTION OF CLASS I DIRECTORS
Our Director Nominees
          Our Board currently has eight director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our Class I directors expires at the 2011 Annual Meeting; the term of our Class II directors expires at the 2012 Annual Meeting of Stockholders; and the term of our Class III directors expires at the 2013 Annual Meeting of Stockholders; with each director to hold office until his successor is duly elected and qualified or until his death, retirement, resignation or removal. Our Class I directors are Robert P. Barone, Jorge M. Diaz, and G. Patrick Phillips; our Class II directors are J. Tim Arnoult and Dennis F. Lynch; and our Class III directors are Steven A. Rathgaber, Mark Rossi, and Michael A.R. Wilson.

          Effective March 1, 2011, acting upon the recommendation of its Nominating & Governance Committee, the Board nominated Robert P. Barone, Jorge M. Diaz, and G. Patrick Phillips for re-election as Class I directors at the Annual Meeting. Class I directors elected at the Annual Meeting will serve for a term to expire at the 2014 Annual Meeting of Stockholders, with each director to hold office until his successor is duly elected and qualified or until his earlier death, retirement, resignation or removal.
          Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Robert P. Barone, Jorge M. Diaz, and G. Patrick Phillips as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.
          A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a director. Stockholders may not cumulate their votes in the election of our directors.
          The names and certain information about the Class I director nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age	Position
Robert P. Barone	73	Class I Director
Jorge M. Diaz	46	Class I Director
G. Patrick Phillips	61	Class I Director
          Robert P. Barone has served as a director of our Company since September 2001. Mr. Barone has held positions at Diebold, Inc., NCR Corporation, and Xerox Corporation, as well as the Electronic Funds Transfer Association (“EFTA”). Since December 1999, Mr. Barone has served as a consultant for SmartNet Associates, Inc., a private consulting firm. From May 1997 to November 1999, Mr. Barone served as Chairman of the Board of PetsHealth Insurance, Inc., a pet health insurance provider. From September 1988 to September 1994, Mr. Barone served as Board Vice-Chairman, President and Chief Operating Officer of Diebold, Inc. Mr. Barone holds a Bachelor of Business Administration degree from Western Michigan University and a Masters of Business Administration degree from Indiana University. A founder and past Chairman of EFTA, Mr. Barone is now Chairman Emeritus of that organization. Currently, Mr. Barone is the owner of The Smart Dynamics Group Consulting Firm and a 50% partner in Southeast Locates LLC, an underground utilities damage prevention company.
          Mr. Barone’s more than 40 years of sales, marketing, and executive leadership experience provide him with the experience and skills that we believe qualify him to serve on our Board, as Chairman of our Audit Committee, and on our Nominating & Governance Committee. Additionally, as founder and Chairman Emeritus of the EFTA, Mr. Barone’s knowledge of the electronic funds transfer industry and his relationships with companies within that industry are assets to our Board.
          Jorge M. Diaz has served as a director of our Company since December 2004. Mr. Diaz is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc., and has held that position since April 1994. Fiserv Output Solutions provides card production services, statement processing and electronic document distribution services. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Fiserv Output Solutions. Mr. Diaz sold National Embossing Company to Fiserv in April 1994. Mr. Diaz serves as a director for the local chapter of the Boys and Girls Club, a national non-profit organization.
          Mr. Diaz’ extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our Company, makes him uniquely qualified to serve on our Board, our Compensation Committee, and our Nominating & Governance Committee.

          G. Patrick Phillips has served as a director of our Company since February 2010. Mr. Phillips retired from Bank of America in 2008, after a 35-year career with Bank of America, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank where he serves as Chairman of the Finance and Audit Committee. Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School (of business) at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.
          Mr. Phillips’ extensive experience in the banking industry as well as the electronic payments industry makes him uniquely qualified to serve on our Board, our Compensation Committee, and our Audit Committee.
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.
PROPOSAL NO. 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
          We are asking stockholders to approve, on the advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

How Our Executive Compensation Program
Objective	Achieves This Objective
The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall stockholder value.
We believe our executive compensation program aligns the interests of management with those of our investors and creates incentives for and rewards performances of the individuals based on our overall success and the achievement of individual performance objectives. Specifically, our compensation program provides management with the incentive to achieve or maximize certain Company-level performance measures. Each year, based upon the expected circumstances and conditions confronting the Company for that year, the Compensation Committee selects performance metrics that it believes will produce the best return for our stockholders given the then-current conditions. For 2010, the Compensation Committee selected (1) Adjusted EBITDA (as defined below in the “Compensation Discussion and Analysis”), (2) return on invested capital (“ROIC”), as defined in our non-equity incentive compensation plan, which is described in more detail below, and (3) total revenues, as reported in our audited financial statements.

          We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on page 36, which provide detailed information of the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to Cardtronics’ long-term success.
          In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to adopt the following resolution at the 2011 Annual Meeting of Stockholders:
“RESOLVED, that the stockholders of Cardtronics approve, on an advisory basis, the compensation of Cardtronics’ Named Executive Officers as disclosed in Cardtronics’ Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the related compensation tables and disclosure.”
          This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on our Board or its Compensation Committee, will not overrule any decisions made by our Board or its Compensation Committee, or require our Board or its Compensation Committee to take any action. Although the vote is non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE
ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS.
PROPOSAL NO. 3:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE
COMPENSATION
          As required by Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 2 above should occur every one, two or three years.
          After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for Cardtronics at this time, and therefore, our Board recommends that you vote for holding future advisory votes on executive compensation every year. As the proxy card provides stockholders with four choices (every one, two or three years or abstain), you are not voting to approve or disapprove the Board’s recommendation.
          In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. However, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in response to any one year’s advisory vote on executive compensation by the time of the following year’s Annual Meeting of Stockholders.

          The frequency vote is non-binding and the final decision regarding the frequency of future advisory votes on executive compensation remains with the Board. However, the Board will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of advisory votes on executive compensation. Notwithstanding the Board’s recommendations and the outcome of the stockholder vote, the Board may in the future decide to hold the advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholder.
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE OPTION OF ONCE
EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE
COMPENSATION.
PROPOSAL NO. 4:
RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending December 31, 2011.
          We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and has recommended, and our Board has approved, their inclusion therein. See “Audit Matters—Report of the Audit Committee” included elsewhere in this Proxy Statement.
          Although stockholder ratification of the selection of KPMG LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is required to approve this proposal to ratify the Company’s selection of KPMG LLP. However, if the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.
          A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.
CORPORATE GOVERNANCE
          The remainder of this Proxy Statement sets forth important information regarding the Company’s corporate governance; stock ownership by our directors, executive officers and other persons owning more than 5% of our stock; executive officers; compensation practices for executive officers and directors; related person transactions; audit matters; procedures for submitting proposals for the 2012 Annual Meeting of Stockholders; and directions to our offices.

Continuing Directors
          In addition to the Class I directors elected at the Annual Meeting, the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, positions with Cardtronics, Inc. and other biographical information are set forth below:

Name	Age	Position
J. Tim Arnoult	61	Class II Director
Dennis F. Lynch	62	Class II Director
Steven A. Rathgaber	57	Class III Director
Mark Rossi	54	Class III Director
Michael A.R. Wilson	43	Class III Director
          J. Tim Arnoult has served as a director of our Company since January 2008. Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996. Mr. Arnoult is also experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004. Mr. Arnoult has been retired since 2006. Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.
          Mr. Arnoult has experience serving as a director for public and private corporate as well as significant non-profit and industry association boards, including the board of VISA USA. We believe Mr. Arnoult’s broad financial services background, including international responsibilities, and past directorship experience make him well-qualified to serve on our Board, as Chairman of our Nominating & Governance Committee, and on our Audit Committee.
          Dennis F. Lynch has served as a director of our Company since January 2008 and Chairman of the Board since November 2010. Mr. Lynch has over 25 years of experience in the payments industry and has led the introduction and growth of various card products and payment solutions. Mr. Lynch is currently a director and chairperson of the Secure Remote Payments Council, a cross-industry group dedicated to accelerating more secure methods of conducting consumer payments in the internet/mobile marketplace. From 2005 to 2008, Mr. Lynch served as Chairman and Chief Executive Officer of RightPath Payments Inc., a company providing business-to-business payments via the internet. From 1994 to 2004, Mr. Lynch served in various positions with NYCE Payments Network, LLC, an electronic payments network that is now a wholly-owned subsidiary of Fidelity National Information Services, Inc., including serving as that company’s President and Chief Executive Officer from 1996 to 2004, and as a director from 1992 to 2004. Prior to joining NYCE, Mr. Lynch served in a variety of information technology and products roles, ultimately managing Fleet Boston’s consumer payments portfolio. Mr. Lynch has served on a number of boards, including the board of Open Solutions, Inc., a publicly-traded company delivering core banking products to the financial services market, from 2005 to 2007. Mr. Lynch was also a founding director of the New England-wide YANKEE24 Network, and served as its Chairman from 1988 to 1990. Additionally, Mr. Lynch has served on the Executive Committee and the board of EFTA. Mr. Lynch received his Bachelors and Masters degrees from the University of Rhode Island.
          Mr. Lynch’s extensive experience in the payment industry and his leading role in the introduction and growth of various card products and payment solutions make him a valuable asset to our Board. We leverage Mr. Lynch’s knowledge of card products and payment solutions in developing our strategies for capitalizing on the proliferation of prepaid debit cards. Additionally, Mr. Lynch’s service on a number of corporate boards and his experience as the Chief Executive Officer of the NYCE Payments Network, LLC, provide him with the background and leadership skills necessary to serve as Chairman of our Board, Chairman of our Compensation Committee, and on our Audit Committee.

          Steven A. Rathgaber has been our Chief Executive Officer and has served as a director of our Company since February 1, 2010. From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc. Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004. From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company. From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank. Mr. Rathgaber also served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE Payments Network and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009. He also served as Chairman of the Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.
          Mr. Rathgaber was selected to serve on our Board due to his depth of knowledge of the financial services and payments industry, his acute business judgment, and his extensive leadership skills.
          Mark Rossi has served as a director of our Company since November 2010. Mr. Rossi is a Founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C., a Connecticut based Private Equity Firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with particular emphasis on technology and telecommunications, health care services and products, and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc., and Equitrac, Inc. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Insurance Company of America. Mr. Rossi’s industry focus is on business services and technology companies. Mr. Rossi is involved in a number of community and philanthropic activities. He is a founding member of Project Y.E.S.S. (Young Executives Supporting Schools), and is a member of the Board of Trustees at the Ursuline School in New Rochelle, New York and Saint Vincent College in Latrobe, Pennsylvania and is a member of the Executive Committee of the Inner City Scholarship Fund of the Archdiocese of New York. After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.
          Mr. Rossi has extensive financial services experience, and is a member of the Board of Directors of several companies, both public and private, and serves as Chairman of the Board of Directors of Equitrac, Inc., which makes him well-qualified to serve on our Board and our Compensation Committee.
          Michael A.R. Wilson has served as a director of our Company since February 2005. Mr. Wilson is a Managing Director at TA Associates, Inc. (“TA Associates”), a private equity firm, which was previously a major stockholder of our common stock. At TA Associates, Mr. Wilson focuses on growth investments and leveraged buyouts of financial services, business services, and consumer products companies. Mr. Wilson currently serves on the boards of Jupiter Fund Management PLC and Numeric Investors LLC. Prior to joining TA Associates in 1992, Mr. Wilson was a Financial Analyst in Morgan Stanley’s Telecommunications Group. In 1994, Mr. Wilson joined Affiliated Managers Group, a TA Associates-backed financial services start-up, as Vice President and a member of the founding management team. Mr. Wilson received a Bachelors of Arts degree, with Honors, in Business Administration from the University of Western Ontario, and a Masters of Business Administration degree, with Distinction, from Harvard Business School.
          Mr. Wilson’s strong leadership and business experience, including his position as a Managing Director of a private equity firm and his financial services industry expertise, qualify him to serve on our Board, our Compensation Committee, and our Nominating & Governance Committee. Mr. Wilson’s background in growth investments and leveraged buyouts make him a valuable contributor to discussions regarding possible acquisitions.

Our Governance Practices
          We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of our Board. Each of these documents is available on our website at http://www.cardtronics.com and you may also request a copy of each document at no cost by writing (or telephoning) the following: Cardtronics, Inc., Attention: General Counsel and Secretary, 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, (832) 308-4000.
     Code of Ethics
          Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer and other accounting and finance executives. We intend to disclose any amendments to or waivers of the codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions, on our website at http://www.cardtronics.com promptly following the date of the amendment or waiver. Since becoming a publicly traded company on December 10, 2007, the Company has never granted to any officer or employee a waiver to its Code of Ethics.
Our Board
     Board Size
          Our Board of Directors currently has eight director positions that are divided into three classes, with one class to be elected at each Annual Meeting of Stockholders to serve for a three-year term. The term of our Class I directors expires in 2011; the term of our Class II directors expires in 2012; and the term of our Class III directors expires in 2013. Each director holds his office until a successor is duly elected and qualified or until his death, retirement, resignation or removal. Our Class I directors are Robert P. Barone, Jorge M. Diaz and G. Patrick Phillips; our Class II directors are J. Tim Arnoult and Dennis F. Lynch; and our Class III directors are Steven A Rathgaber, Mark Rossi, and Michael A.R. Wilson.
          The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.
     Director Independence
          As required under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to its Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.
          The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his family members, and our Company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that Messrs. Arnoult, Barone, Diaz, Lynch, Rossi, Phillips and Wilson are each an independent director, under the applicable standards set forth by the NASDAQ and SEC. Messrs. Arnoult, Barone, Diaz, Lynch, Rossi, Phillips and Wilson constitute a majority of the members of our Board.
          In making these independence determinations, our Nominating & Governance Committee, in conjunction with our Board, considered the following relationships and transactions and found that they did not impact the independence of the applicable directors:

•	Mr. Wilson. Mr. Wilson is the Managing Director at TA Associates, Inc., a private equity firm. TA Associates, Inc. is the ultimate parent of TA IX, L.P., TA/Atlantic Pacific V, L.P., TA/Atlantic Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Investors II, L.P. and TA Strategic Partners Fund B L.P. (collectively, the “TA Funds”). From February 2005 through March 2011, the TA Funds collectively owned as much as 42% of our common stock. At the beginning of 2010, the TA Funds owned 30% of our common stock. However, through two secondary offerings (one in March 2010 and the other in August 2010), the TA Funds reduced their ownership percentage down to 19% in March and down to 7% in August. Finally, as of April 20, 2011, the TA Funds collectively owned none of our common stock.

•	Mr. Diaz. Mr. Diaz is an executive officer with Fiserv Output Solutions, a division of Fiserv, Inc. Fiserv serves as one or our vendors with respect to the processing of our ATM transactions. In 2008 and 2009, we paid Fiserv annual processing and other fees of $18.8 million and $23.6 million, respectively, which, in each case, represented less than 5% of our revenue. In January 2010, the Company began transferring ATM transaction processing and other services from Fiserv to the Company’s internal processing platform and other service providers. As a consequence, the amount of fees paid to Fiserv dropped to $8.6 million in 2010. In 2011, we estimate that we will pay approximately $2.4 million in fees to Fiserv.
          The purpose of this review was to determine whether any such relationships were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the Nominating & Governance Committee affirmatively determined, based on its understanding of such relationships, that, except as discussed above, none of our directors has any material relationship with us or our subsidiaries.
     Board Leadership Structure
          The Board has determined that having a non-executive director serve as Chairman of the Board is in the best interest of our stockholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe this structure ensures a greater role for the non-executive directors in the oversight of our Company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of the Board.
          In 2010, Fred Lummis served as Chairman of the Board until his resignation on November 10, 2010, at which time, our Board elected Dennis Lynch as Chairman.
     Meetings
          Meetings. Our Board held a total of seven meetings (four quarterly and three special meetings) and also acted through either electronic secured voting or unanimous written consent fifteen times during the year ended December 31, 2010. During this period, all directors attended each of the regularly scheduled quarterly meetings, with the exception of two directors missing one regular meeting each. With regard to the three special meetings, all directors attended each of the meetings. In 2010, the committees of the Board held a total of 24 meetings: nine Audit Committee meetings, eight Compensation Committee meetings and seven Nominating & Governance Committee meetings. With regard to the Audit Committee meetings, all committee members were present at the meetings, with the exception of Mr. Arnoult, who missed three meetings due to scheduling conflicts. With regard to the Compensation Committee meetings, all committee members were present at these meetings. With respect to the Nominating & Governance Committee meetings, all committee members were present at the meetings, with the exception of three directors missing one meeting each.
          Executive Sessions; Presiding Director. According to our Corporate Governance Principles, our independent directors must meet in executive session at each quarterly meeting and did so during the fiscal year ended December 31, 2010. The Chairman of the Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

          Annual Meeting Attendance. One of our directors attended our 2010 annual meeting held on June 15, 2010. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.
     Limitation on Public Company Board Service
          Members of our Audit Committee are prohibited from serving on the audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his duties, as required by applicable securities laws and NASDAQ listing standards.
     Board and Committee Self-Evaluation
          Our Board and each committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. The Nominating & Governance Committee leads the Board self-evaluation effort by conducting an annual evaluation of the Board’s performance. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.
     Director Selection and Nomination Process
          The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In 2010, the Nominating & Governance Committee developed a set of criteria that a director candidate should possess, and used that set of criteria in the search efforts that culminated in the election of Mark Rossi to the Board in December 2010. Furthermore, the Nominating & Governance Committee continually reevaluates its set of criteria to ensure that future Board candidates complement those currently serving on the Board. In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (1) prior corporate board experience; (2) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (3) demonstrated success as a past or current chief executive officer or other senior business executive within a rapidly growing business; (4) experience and appreciation for corporate risk management from an investor or stockholder perspective; and (5) demonstrated skills, background and competencies that complement and add diversity to the Board. The Nominating and Governance Committee does not require that a successful candidate possess each and every criteria.
          The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth above are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole.
          Following a nation-wide search utilizing a nationally-recognized executive search firm (Spencer Stuart), the Nominating & Governance Committee nominated Steven A. Rathgaber to be the Chief Executive Officer and a director of the Company effective February 2010, and nominated Mark Rossi to be a director of the Company effective November 2010 and further recommended that he serve on the Compensation Committee. Following that nomination, on November 10, 2010, the Board unanimously elected Mr. Rossi as a Class III Director (standing for re-election in 2013) and appointed him to the Compensation Committee.
          The Nominating & Governance Committee did not receive stockholder nominations for this Annual Meeting, but it has engaged a search firm to find potential director candidates during 2011.

          Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our General Counsel and Secretary, Michael E. Keller, at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, generally not later than 120 calendar days prior to the first anniversary of the date of the previous year’s annual meeting. The written request must include the following:
•	the name and address of the person or persons to be nominated;

•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•	the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	a signed consent by each nominee to serve as our director, if elected;

•	the nominating stockholder’s name and address;

•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•	in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.
          From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.
          The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2012 Annual Meeting of Stockholders.”
Communications from Stockholders and Interested Parties
          Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042, Attention: General Counsel and Secretary.
          Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, our Secretary may forward such communication to the executive or chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.

Committees of Our Board
     General
          Board Committees—General. Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each committee is comprised of independent directors as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at http://www.cardtronics.com.
          The table below provides the current composition of each committee of our Board:

Nominating &
	Audit	Compensation	Governance
Name	Committee	Committee	Committee
J. Tim Arnoult	X		X *
Robert P. Barone	X *		X
Jorge Diaz		X	X
Dennis F. Lynch	X	X *
G. Patrick Phillips	X	X
Mark Rossi		X
Michael A.R. Wilson		X	X

*	Committee Chairman.
          Audit Committee. Our Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations and NASDAQ listing standards. In addition, the Board, in its business judgment, has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NASDAQ listing standards and that its chairman, Mr. Barone, qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.
          The Audit Committee is appointed by our Board to:
•	assist the Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;

•	assist the Board in overseeing the integrity of our financial statements;

•	assist the Board in overseeing our compliance with legal and regulatory requirements;

•	assist the Board in overseeing the qualifications, independence and performance of our independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	assist the Board in overseeing the effectiveness and performance of our internal audit function;

•	prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual meeting of stockholders; and

•	perform such other functions as our Board may assign to the Audit Committee from time to time.

          Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel or our independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent registered public accounting firm and management regarding our financial reporting. The Audit Committee meets periodically with management and the independent registered public accounting firm in separate executive sessions, as needed, to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.
          The Report of the Audit Committee is set forth below under the “Audit Matters—Report of Audit Committee” section.
          The Audit Committee held nine meetings during the fiscal year ended December 31, 2010.
          Compensation Committee. Our Nominating & Governance Committee, in its business judgment, has determined that all five directors on the Compensation Committee currently satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles.
          The Report of the Compensation Committee is set forth under “Compensation Committee Report” section included below.
          The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.
          Pursuant to its charter, the purposes of the Compensation Committee are to:
•	oversee the responsibilities of the Board relating to compensation of our directors and executive officers;

•	design, recommend and evaluate our director and executive officer compensation plans, policies and programs;

•	prepare the annual Compensation Committee Report, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our directors and executive officers; and

•	perform such other functions as our Board may assign to the Compensation Committee from time to time.
          In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Executive Compensation—Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Executive Compensation—Director Compensation” for additional information on its consideration and determination of director compensation.
          The Compensation Committee held eight meetings during the fiscal year ended December 31, 2010.

          Nominating & Governance Committee. The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “—Corporate Governance—Director Selection and Nomination Process” above.
          The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the Nominating & Governance Committee:
•	prepares and recommends to our Board for adoption appropriate Corporate Governance Principles and modifications from time to time to those principles;

•	establishes criteria for selecting new directors and seeks individuals qualified to become board members for recommendation to our Board;

•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws or our Corporate Governance Principles;

•	determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	reviews annually the advisability or need for any changes in the number and composition of our Board;

•	reviews annually the advisability or need for any changes in the number, charters or titles of committees of our Board;

•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;

•	reports to our Board annually with an assessment of our Board’s performance to be discussed with the full Board following the end of each fiscal year;

•	works with our Compensation Committee relating to the evaluation, performance, development and success of the Chief Executive Officer (“CEO”) and executive officers to evaluate potential successors to the principal executive officer; and

•	perform such other functions as our Board may assign to the Nominating & Governance Committee from time to time.
          The Nominating & Governance Committee held seven meetings during the fiscal year ended December 31, 2010.
STOCK OWNERSHIP MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

          Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during the year ended December 31, 2010, such SEC filing requirements were satisfied, except for a late filing made by E. Brad Conrad on November 19, 2010 with regard to 10,000 shares of restricted stock granted to him on November 9, 2010 by the Company upon his promotion to Chief Accounting Officer.
Securities Authorized for Issuance under Equity Compensation Plans
          The following table sets forth information as of December 31, 2010, with respect to the compensation plans under which our common units are authorized for issuance, aggregated as follows:

	Number of	Weighted-	Number of Securities
	Securities to be	Average Exercise	Remaining Available
	Issued Upon	Price of	for Future Issuance
	Exercise of	Outstanding	Under Equity
	Outstanding	Options,	Compensation Plans
	Options, Warrants	Warrants and	(Excluding Securities
Plan Category	and Rights	Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	270,850	$7.41	2,662,573
Equity compensation plans not approved by security holders (2)	2,241,155	$9.90	—

Total	2,512,005	$9.63	2,662,573

(1)	Represents our 2007 Stock Incentive Plan. For additional information on the terms of this plan, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Awards” and “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Incentive Plans — 2007 Plan.”

(2)	Represents our 2001 Stock Incentive Plan. For additional information on the terms of this plan, see “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Incentive Plans — 2001 Plan.”
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth information regarding the beneficial ownership of our common stock as of April 20, 2011 for:
•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers (as such term is defined by the SEC); and

•	all directors and executive officers as a group.
          Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 43,068,122 shares of common stock outstanding as of April 20, 2011, and the number of shares owned and acquired within 60 days at April 20, 2011 by the named person assuming no other person exercise options, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2010, or as otherwise disclosed in such filings. The amounts presented may not add due to rounding.
          To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

	Amount and Nature	Percent of Common
	of Beneficial	Stock Beneficially
Name and Address of Beneficial Owners(1) (2)	Ownership	Owned
5% Stockholders:
Valinor Management, LLC (3)	2,498,504	5.8%
David Gallo (3)	2,498,504	5.8%

Directors and Named Executive Officers:
J. Chris Brewster (4)	636,170	1.5%
Rick Updyke (5)	415,780	1.0%
Steven A. Rathgaber (6)	326,700	*
Michael H. Clinard (7)	221,485	*
Carleton K. “Tres” Thompson, III (8)	116,675	*
Jorge M. Diaz (9)	59,099	*
E. Brad Conrad (10)	41,250	*
Dennis F. Lynch (11)	29,452	*
Robert P. Barone (12)	27,420	*
J. Tim Arnoult (13)	21,355	*
Michael A.R. Wilson (14)	13,740	*
G. Patrick Phillips (15)	9,102	*
Mark Rossi (16)	3,114	*

All directors and executive officers as a group (14 persons)	2,027,673	4.6%

*	Less than 1.0% of our outstanding common stock

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 20, 2011, if that person or group has the right to acquire shares within 60 days after such date.

(2)	The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042. The address of Valinor Management, LLC and David Gallo is 90 Park Avenue, 40th Floor, New York, New York 10016.

(3)	As reported on Amendment No. 1 to Schedule 13G dated as of December 31, 2010 and filed with the SEC on February 11, 2011, Valinor Management, LLC and David Gallo are considered beneficial owners, with shared voting and dispositive powers of 2,498,504 shares each.

(4)	Includes 34,261 shares owned directly; 90,000 restricted shares, the forfeiture restrictions on which lapse as to 45,000 shares on each of the two remaining anniversaries of the grant date beginning in June 2011; 75,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the three remaining anniversaries of the grant date beginning in January 2012; and 436,909 options which are exercisable within 60 days of April 20, 2011.

(5)	Includes 22,583 shares owned directly; 40,000 restricted shares, the forfeiture restrictions on which lapse as to 20,000 shares on each of the two remaining anniversaries of the grant date beginning in June 2011; 75,000 shares of restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the three remaining anniversaries of the grant date beginning in January 2012; and 278,197 options which are exercisable within 60 days of April 20, 2011.

(6)	Includes 64,200 shares owned directly and 262,500 restricted shares, the forfeiture restrictions on which lapse as to 87,500 shares on each of the three remaining anniversaries of the grant date beginning in February 2012.

(7)	Includes 67,000 restricted shares, the forfeiture restrictions on which lapse as to 33,500 shares on each of the two remaining anniversaries of the grant date beginning in June 2011; 75,000 restricted shares, the forfeiture restrictions on which lapse as to 25,000 shares on each of the three remaining anniversaries of the grant date beginning in January 2012; and 79,485 options that are exercisable within 60 days of April 20, 2011.

(8)	Includes 16,920 shares owned directly; 40,000 restricted shares, the forfeiture restrictions on which lapse as to 20,000 shares on each of the two remaining anniversaries of the grant date beginning in June 2011; 20,000 restricted shares, the forfeiture restrictions on which lapse as to 5,000 shares on each of the first four anniversaries of the grant date beginning in November 2011; and 39,755 options which are exercisable within 60 days of April 20, 2011.

(9)	Includes 28,243 shares owned directly; 3,114 restricted shares, the forfeiture restrictions on which lapse in March 2012; and 27,742 options that are exercisable within 60 days of April 20, 2011.

(10)	Includes 6,250 restricted shares, the forfeiture restrictions on which lapse in April 2012; 10,000 restricted shares, the forfeiture restrictions on which lapse as to 2,500 shares on each of the first four anniversaries of the grant date beginning in November 2011; and 18,750 options which are exercisable within 60 days of April 20, 2011.

(11)	Includes 26,338 shares owned directly and 3,114 restricted shares, the forfeiture restrictions on which lapse in March 2012.

(12)	Includes 5,000 shares owned directly; 3,114 restricted shares, the forfeiture restrictions on which lapse in March 2012; and 19,306 options that are exercisable within 60 days of April 20, 2011.

(13)	Includes 18,241 shares owned directly and 3,114 restricted shares, the forfeiture restrictions on which lapse in March 2012.

(14)	The shares indicated are shares which were distributed to Mr. Wilson in February 2011 in a pro rata distribution by the TA Funds for no consideration in transactions exempt under Rule 16a-9(a).

(15)	Includes 5,988 shares owned directly and 3,114 restricted shares, the forfeiture restrictions on which lapse in March 2012.

(16)	The shares indicated are restricted shares, the forfeiture restrictions on which lapse in March 2012.
EXECUTIVE OFFICERS
          Our executive officers are appointed by the Board on an annual basis and serve until removed by the Board or their successors have been duly appointed. The following table sets forth the name, age and position of each person who was serving as an executive officer of Cardtronics as of the Annual Meeting date:

Name	Age	Position
Steven A. Rathgaber	57	Chief Executive Officer
J. Chris Brewster	62	Chief Financial Officer
Michael H. Clinard	44	President — Global Services
Rick Updyke	51	President — U.S. Business Group
Ronald Delnevo	56	Managing Director — U.K. and Europe
E. Brad Conrad	38	Chief Accounting Officer
          The following biographies describe the business experience of our executive officers:
          Steven A. Rathgaber has been our Chief Executive Officer and has served as a director of our Company since February 1, 2010. From January 1991 to January 2010, Mr. Rathgaber was employed by NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc. Mr. Rathgaber most recently served as the President and Chief Operating Officer of NYCE, a role he assumed in September 2004. From April 1989 to January 1991, Mr. Rathgaber served as a founding partner of Veritas Venture, a start-up software development company. From May 1981 to March 1989, Mr. Rathgaber served in a number of executive-level roles within Automatic Data Processing, Inc., and from January 1977 to April 1981, Mr. Rathgaber held numerous positions within Citibank. Mr. Rathgaber also served on the board of Everlink Payment Services, a joint venture between the United States-based NYCE Payments Network and Celero, a Canadian credit union processing company, from the company’s inception in September 2003 until December 2009. He also served as Chairman of the Everlink board from June 2004 until May 2006. Mr. Rathgaber holds a Bachelor of Science degree in Accounting from St. John’s University.

          J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a NASDAQ-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, he served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, he served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores. Mr. Brewster holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.
          Michael H. Clinard has served as our President of Global Services since June 2008. Prior to such time, he served as our Chief Operating Officer following his original employment with us in August 1997. He holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a director and Vice President of the ATM Industry Association.
          Rick Updyke has served as the President of our U.S. Business Group since October 2010. Prior to such time, he served as our President of Global Development from June 2008 to October 2010 and as our Chief Strategy and Development Officer following his original employment with us in July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc., a convenience store retail company, most recently serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University.
          Ronald Delnevo has served as Managing Director of our U.K. and European Operations since July 2000 and has been with our wholly-owned U.K. subsidiary, Bank Machine Ltd. (Bank Machine, formerly the ATM division of Euronet, a processor of financial and payment transactions), since 1998. From May 2005 to December 2007, Mr. Delnevo served as a director on our Board. He currently serves as Chairman of the Association of Independent Cash Machine Operators, a member of two committees of the U.K. Payments Council, a member of the European Board of the ATMIA, and a member of two committees of LINK, the operator of the primary U.K. ATM network that connects almost all U.K. ATM operators. Prior to joining Bank Machine, Mr. Delnevo served in various consulting roles in the retail sector. Mr. Delnevo was educated at Heriot Watt University in Edinburgh and holds a degree in business organization and a diploma in personnel management.
          E. Brad Conrad has served as our Chief Accounting Officer since October 2010. From April 2008 to October 2010, he served as our Senior Vice President and Corporate Controller. From October 2002 until April 2008, Mr. Conrad served in various roles at Consolidated Graphics, Inc., an international commercial printing company, including Vice President and Controller from December 2006 to April 2008. From September 1997 to October 2002, Mr. Conrad served in several finance and accounting roles at Peregrine Systems, Inc., an enterprise software company. Mr. Conrad began his career in 1995 with KPMG LLP where he worked in that firm’s audit practice. Mr. Conrad holds a Masters in Professional Accounting degree and a Bachelors of Business Administration degree from the University of Texas at Austin and is a licensed certified public accountant in the state of Texas.

COMPENSATION DISCUSSION AND ANALYSIS
Objectives of Our Executive Compensation Program
          The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall stockholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a compensation program that aligns the interests of management with those of our investors and to provide a compensation program that creates incentives for and rewards performances of the individuals based on our overall success and the achievement of individual performance objectives. Specifically, our compensation program provides management with the incentive to achieve or maximize certain Company-level performance measures. Each year, based upon the expected circumstances and conditions confronting the Company for that year, the Compensation Committee selects performance metrics that it believes will produce the best return for our stockholders given the then-current conditions. For 2010, the committee selected (1) adjusted earnings before interest expense, income taxes, and depreciation, accretion and amortization expense, as well as certain other non-recurring or non-cash items (“Adjusted EBITDA”), (2) return on invested capital (“ROIC”), as defined in our non-equity incentive compensation plan, which is described in more detail below, and (3) total revenues, as reported in our audited financial statements.
          Our Compensation Committee believes that it is in the best interests of our investors and our executive officers for our compensation program to remain relatively uncomplicated and straightforward, which should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, as well as reduce the time involved in furthering our investors’ understanding of such policies.
Named Executive Officers
          The Compensation Committee’s responsibility includes the establishment of all compensation programs for our executive officers as well as oversight for other broad-based employee benefits programs. The compensation arrangements focused on in this Compensation Discussion and Analysis relate primarily to our Named Executive Officers. For the year ended December 31, 2010, our Named Executive Officers were:

Name	Position
Steven A. Rathgaber	Chief Executive Officer
Fred R. Lummis	Interim Chief Executive Officer
J. Chris Brewster	Chief Financial Officer
Michael H. Clinard	President — Global Services
Rick Updyke	President — U.S. Business Group
E. Brad Conrad	Chief Accounting Officer
Carleton K. “Tres” Thompson, III	Executive Vice President — Domestic ATM Services and former Chief Accounting Officer
          In March 2009, our former Chief Executive Officer left the Company and the Board of Directors. Fred R. Lummis, the Chairman of our Board at that time, agreed to serve as our Interim Chief Executive Officer while the Board conducted a search for a permanent successor. On February 1, 2010, Mr. Lummis resigned as the Company’s Interim Chief Executive Officer, concurrent with the appointment of Steven A. Rathgaber as our Chief Executive Officer. Mr. Lummis received no compensation in 2010 for his service as our Interim Chief Executive Officer. In connection with Tres Thompson’s appointment as Executive Vice President — Domestic ATM Services in October 2010, he relinquished his position as Chief Accounting Officer and is no longer an executive officer of the Company. However, pursuant to the SEC’s rules, he is deemed to be one of our 2010 Named Executive Officers.
Compensation Review
          In 2008, the Compensation Committee engaged an independent compensation consulting firm, Pearl Meyer & Partners (“PM&P”), to provide advice and counsel on executive compensation matters, and the Compensation Committee determined that it was in the Company’s best interest to continue PM&P’s engagement into fiscal years 2009 and 2010. During such time, PM&P provided no services to the Company other than those provided directly to, or on behalf of, the Compensation Committee. In 2008, 2009 and 2010, PM&P provided our Compensation Committee with the following:

•	updates regarding regulatory changes affecting our compensation program;

•	information on market trends, practices and other data;

•	assistance in designing program elements; and

•	overall guidance and advice about the efficacy of each element of our compensation program and its fit within the Compensation Committee’s developing compensation philosophy.
          Additionally, during 2010, the Compensation Committee primarily utilized PM&P to assist in the development of a long-term equity incentive plan (“LTIP”), which was approved and implemented in January 2011. While the PM&P guidance has been a valuable resource for the Compensation Committee in identifying compensation trends and determining competitive compensation packages for our Company, the Compensation Committee has the final authority over all executive compensation decisions, except for decisions relating to our Chief Executive Officer’s compensation (which rests with the Board), and is not bound to adhere to any advice or recommendations that PM&P may provide to the Compensation Committee. Prior to PM&P’s engagement in 2008, no comprehensive or formal study had been conducted to review the executives’ pay elements, the weighting of these elements, and the position with respect to the competitive markets. The data contained in PM&P’s studies during the past three years provided our Compensation Committee with a foundation for making compensation-related decisions. In January 2011, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide executive compensation consulting services for 2011.
Peer Company Compensation Analysis
          The Compensation Committee has historically analyzed the compensation practices of a group of companies we consider to be our peers. Composition of the peer group is based upon a combination of the following factors: (1) companies that are competitors for our products and services; (2) companies that compete for our specialized talent; (3) companies that may experience similar market cycles to ours; (4) companies that may be tracked similarly by analysts; and (5) companies that are in a generally comparable bracket of market capitalization and/or revenue to ours.
          The peer group provides meaningful reference points for competitive practices, types of equity rewards used, and equity usage levels for the executives as well as the total amount of shares set aside for equity programs. The Compensation Committee’s goal is to provide a total compensation package that is competitive with prevailing practices in our industry and within the peer group. Individual peers utilized in the peer group are periodically reviewed and may change over time, as needed. The base peer group used for the 2010 market analyses was as follows:

Fiscal Year
Company Name	2010 Revenue
(In millions)
Coinstar, Inc.	$1,436.4
Euronet Worldwide, Inc.	1,038.3
Global Cash Access Holdings, Inc.	605.6
Heartland Payment Systems, Inc.	1,864.3
TNS, Inc.	527.1
Wright Express Corporation	390.4
          In addition to studying the compensation practices and trends at companies that are considered “peers,” the Compensation Committee has also determined that it is beneficial to our understanding of more general compensation expectations to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. The Compensation Committee does not react to or structure our compensation programs on market data alone, and it does not utilize any true “benchmarking” techniques when making compensation decisions. The Compensation Committee did not use the peer group to establish a particular range of compensation for any element of pay in 2010. Rather, peer group and other market data were used as general guidelines in the Compensation Committee’s deliberations.

Role of the Chief Executive Officer in Executive Compensation Decisions
          Our CEO has historically worked very closely with our Compensation Committee. However, the CEO does not make, participate in, provide input for, or make recommendations about his own compensation. The Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and employees. Other than the CEO, none of our other Named Executive Officers provides direct recommendations to the Compensation Committee or participates in the executive compensation setting process.
Role of the Chief Executive Officer and Chief Financial Officer in Compiling the Compensation Discussion and Analysis Data
          The management team compiled the tabular data for this Compensation Discussion and Analysis. The Compensation Committee has reviewed this data for thoroughness, consistency, and accuracy within the framework of the general charter of the Compensation Committee (described in the “Corporate Governance — Committees of Our Board — Compensation Committee” section above).
Components of Executive Compensation
          Our executive compensation program consists of three primary elements: (1) base salary, (2) annual non-equity incentive plan awards, and (3) long-term equity awards. In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers, and any other considerations that the Compensation Committee deems to be relevant. In addition to the three primary compensation components, we provide our executive officers with discretionary bonuses (as conditions warrant), severance, certain other generally available benefits, such as healthcare plans that are available to all employees, and certain limited perquisites.
          While our Compensation Committee reviews the total compensation package we provide to each of our executive officers, our Board and the Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.
          The table below provides a summary of each element of pay, the form in which it is paid, the purpose or objective of each element and any performance metrics associated with each element.

Element	Form of Compensation	Purpose/Objective	Performance Metric(s)
Base Pay	Cash — fixed	To recognize role, responsibilities and experience consistent with market for comparable positions	NA — Not performance-based

Annual Non-Equity Incentive Plan Awards	Cash — variable	To reward operating results consistent with the non-equity incentive compensation plan and to provide a strong motivational tool to achieve earnings and other related pre-established objectives	For 2010, the Compensation Committee selected Adjusted EBITDA, ROIC, and revenues as the performance metrics. However, for 2011, the Compensation Committee selected Adjusted Operating Income, defined in “Annual Non-Equity Incentive Plan Awards — 2011 Annual Non-Equity Incentive Plan Award Changes” below, and revenues.

Long-Term Incentive Awards	Stock options, restricted stock awards, and restricted stock units — variable	To create a strong financial incentive for achieving or exceeding long-term performance goals, to tie the interests of management to the interests of stockholders, and to encourage a significant equity stake in our Company	Historically, these awards have not been performance-based. However, in January 2011, the Compensation Committee adopted the “2011 Long-Term Incentive Plan” that calls for the granting of performance-based awards. For 2011, the Compensation Committee selected revenue growth and earnings per share growth as the two performance metrics.

Discretionary Bonuses	Cash — variable	To reward an executive for significant contributions to a Company initiative or when the executive has performed at a level above what was expected	Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive

Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans — generally fixed	Plans are part of our broad-based employee benefits program	Not performance-based

Executive Severance and Change in Control Agreements	Payment of compensation and for benefit coverage costs in the form of separation payments — subject to compliance with restrictive covenants and related conditions. Levels are fixed for duration of employment agreements	To provide the executive with assurances against certain types of terminations without cause or resulting from change-in-control where the terminations were not based upon cause. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the stockholders’ interests at all times	Not performance-based

Limited Perquisites	Cash — fixed	To provide executive with additional benefits considered necessary or customary for his position	Not performance-based

Base Salary
          The base salaries for our executive officers are set at levels believed to be sufficient to attract and retain qualified individuals. We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a fixed income stream, based upon their roles within our organization and their relative skills and experience. Initial base salary levels, which for the Named Executive Officers are set or approved by our Compensation Committee, take into consideration, in addition to the scope of an individual executive’s responsibilities, the compensation paid by other companies with which we believe we compete for executives. As described above, the Compensation Committee did not use the peer group to establish a particular range of salary compensation in 2010. Rather, peer group and other market data were used as general guidelines in the Compensation Committee’s deliberations.
          Subsequent changes in the base salaries of executive officers, other than the CEO, are typically reviewed and approved by our Compensation Committee based on recommendations made by our CEO, who conducts annual performance reviews of each executive. Subsequent changes in the base salary of the CEO are determined by our Compensation Committee, which reviews the CEO’s performance on an annual basis, and are approved by the Board. Both the CEO’s review and the Compensation Committee’s review include (1) an analysis of how an individual executive performed against his personalized goals, which are jointly set by the executive and the CEO at the beginning of each year and are further discussed in “Annual Non-Equity Incentive Plan Awards” below, or, in the case of the CEO, by the CEO and the Board and (2) an analysis of the Company’s performance for the year. Additional factors considered may include other achievements or accomplishments of the individual during the year, any mitigating priorities during the year that may have resulted in a change in the executive’s goals, market conditions, an executive’s participation in the development of other Company employees, as well as any additional responsibilities that were assumed by the executive during the period.
          For 2010, in connection with the hiring of Mr. Rathgaber, the Compensation Committee reviewed the 2009 compensation report from PM&P with respect to salary amounts paid by our peer group. However, Mr. Rathgaber’s initial base salary was based on the Compensation Committee’s subjective determination of the appropriate amount that was necessary to recruit Mr. Rathgaber. With respect to other base salary decisions made in 2010, based on the recommendations of our Interim Chief Executive Officer, the Compensation Committee ended the previously imposed salary freeze and approved merit increases of 4% for each Messrs. Brewster, Clinard, and Updyke and of 5% for Mr. Thompson. In determining the appropriate amount of the increases, the Compensation Committee generally considered the factors described above, with no particular emphasis on any factor, as well as our efforts to continue to manage the Company’s overall expense structure. In October 2010, in connection with Mr. Thompson’s appointment as Executive Vice President — Domestic ATM Services and Mr. Conrad’s promotion to Chief Accounting Officer, each of their respective base salaries were increased. In determining the appropriate amount of the increase for each officer, the Compensation Committee assessed the reasonableness of the increases in light of the officers’ new duties and responsibilities, partly taking into account the salary data contained in the 2009 PM&P report but not setting any particular targets.
          The following table reflects base salary amounts for the Named Executive Officers for 2010 and 2009:

Named Executive Officer	2010 Base Salary		2009 Base Salary
Steven A. Rathgaber	$525,000	(1)	N/A	(1)
Fred R. Lummis	N/A	(2)	N/A	(2)
J. Chris Brewster	$314,600		$302,500
Michael H. Clinard	$385,632		$370,800
Rick Updyke	$302,640		$291,000
E. Brad Conrad	$191,292	(3)	N/A	(4)
Carleton K. “Tres” Thompson, III	$218,475	(5)	$200,170

(1)	Mr. Rathgaber’s employment with us as our Chief Executive Officer began in February 1, 2010; therefore, he was paid a proportionate share of his 2010 Base Salary in 2010.

(2)	Mr. Lummis served as our Interim Chief Executive Officer from March 17, 2009 through February 1, 2010. He was not paid a base salary for his services.

(3)	The amount presented for Mr. Conrad is a blended base salary based on his base salary prior to his promotion in October 2010 and his base salary subsequent to his promotion.

(4)	Mr. Conrad became an executive officer in October 2010. He was not a Named Executive Officer in 2009.

(5)	The amount presented for Mr. Thompson is a blended base salary based on his base salary prior to his promotion in October 2010 and his base salary subsequent to his promotion.

Annual Non-Equity Incentive Plan Awards
          To accomplish our goal of aligning the interests of management with those of our investors, the Compensation Committee ties a portion of the annual cash compensation earned by our executives to a targeted level of financial operating results. Each year, management proposes and the Compensation Committee approves a non-equity incentive compensation plan (the “Plan”). Under each annual Plan, each executive officer has a target payout, which is established under his employment agreement as a percentage of his base salary. For our Named Executive Officers, the 2010 threshold, target, and maximum annual incentive payout amounts were as follows:

	2010 Incentive Payout as a % of Base Salary
	Threshold	Target	Maximum
Named Executive Officer	Performance	Performance	Performance
Steven A. Rathgaber	25%	50%	100%
Fred R. Lummis	—	—	—
J. Chris Brewster	25%	50%	100%
Michael H. Clinard	25%	50%	100%
Rick Updyke	25%	50%	100%
E. Brad Conrad (1)	16%	32%	64%
Carleton K. “Tres” Thompson, III	20%	40%	80%

(1)	Percentages presented for Mr. Conrad are blended rates based on his threshold, target, and maximum percentages amounts prior to his promotion on October 15, 2010 and his threshold, target, and maximum percentage amounts subsequent to his promotion.
          The target payout percentage for each executive is contractual in nature whereas the threshold and maximum payout percentages reflect the Compensation Committee’s desire that the Plan pay bonuses relative to the Company’s actual performance and to provide for substantially increased rewards when performance targets are exceeded. Accordingly, the Compensation Committee in its discretion set the above threshold and maximum performance payout percentages.
          Under the 2010 Plan, a Company-wide overall bonus pool, which is based on the aggregate target payout opportunities for Plan participants, would be funded if the Company (i) achieved its threshold level of fiscal year corporate Adjusted EBITDA, which is described in greater detail below, and (ii) was in compliance with all material public company regulations and reporting requirements for the fiscal year. If the bonus pool is eligible to be funded, then determination of the level at which the pool would be funded is based the Company’s level of achievement of the following three financial performance measures: Adjusted EBITDA, return on invested capital (“ROIC”) and revenues. Assuming threshold performance is achieved for all performance metrics, then the bonus pool is funded at 50% of target pool; target performance funds the bonus pool at 100% of target payout; and performance at or above the maximum level funds the bonus pool at 200% of target pool. The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Plan.
          As previously noted, based upon the expected circumstances and conditions confronting the Company for a given year, the Compensation Committee selects performance metrics that it believes will produce the best return for our stockholders given the then-current conditions. For 2010, the Compensation Committee set the following performance measures and related performance levels:
•	Adjusted EBITDA. The 2010 target amount for Adjusted EBITDA ($120.0 million) was set within the Adjusted EBITDA range communicated to our investors at the beginning of the year ($118.0 million to $123.0 million.) The threshold and maximum levels for 2010 were set at 91.7% and 116.7%, respectively, of our target.

•	ROIC. For 2010, the threshold ROIC level was set at 17.1% (which is the level achieved if the Capital Invested (defined below) was at budgeted levels and Adjusted EBITDA was 91.7% of budget); the targeted ROIC level was set at 20.2% (which is the level achieved if the Capital Invested and Adjusted EBITDA were both 100% of budget); and the maximum ROIC level was set at 26.4% (which was the level achieved if Capital Invested was at budgeted levels and Adjusted EBITDA was 116.7% of budget).

•	Revenues. For 2010, the target amount was set at $538.3 million, with the threshold level set at 98.0% of the target and the maximum set at 104.0% of the target.

          When establishing the appropriate threshold, target and maximum performance levels for the performance measures, we typically set the target level at ranges that are consistent with those reflected in our annual budget, which may vary from the amounts communicated to investors at the beginning of the year. For 2010, the target performance levels for both Adjusted EBITDA and ROIC were within the ranges set forth in our annual budget and, in the case of Adjusted EBITDA, communicated to investors at the beginning of the year. However, our 2010 revenue target was set at a level in excess of the range set forth in our annual budget in an effort to provide participants with the incentive to achieve results greater than those expected. Our goal for each performance measure is to establish a target level of performance for each measure that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Additionally, the Compensation Committee has discretion to adjust our threshold, target and maximum performance metrics to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. The Compensation Committee exercised this discretion in 2010, as noted below, and adjusted the actual performance measures for foreign currency movements from the annual budget.
          The following table provides the 2010 pre-established performance levels for our Named Executive Officers, the relative weighting of each performance metric, and the Company’s actual performance results, which were adjusted for the effects of foreign currency exchange rate movements from budget (in thousands, except percentages). Based on actual 2010 results, as adjusted for foreign currency exchange rate movements from budget, the bonus pool was funded at 144% of target payout opportunities.

					Actual 2010	Adjusted 2010
					Company	Company
Metric	Weighting	Threshold	Target	Maximum	Performance (3)	Performance (2)
Adjusted EBITDA	40%	$110,000	$120,000	$140,000	$130,819	$131,300
ROIC (1)	40%	17.1%	20.2%	26.4%	24.1%	24.3%
Total Revenues	20%	527,534	538,300	559,832	532,078	533,300

(1)	ROIC for 2010 is defined in the 2010 Plan as follows:
•	Net Operating Profit After Tax (“NOPAT”) divided by Capital Invested, where:
•	NOPAT is defined as Adjusted EBITDA less depreciation, less amortization of intangible assets, less adjustments for non-wholly-owned subsidiaries, less income taxes at a 35% tax rate; and

•	Capital Invested is defined as the average of our total assets minus goodwill, minus accounts payable, accrued liabilities, assets related to interest rate hedging activities (if applicable) and asset retirement obligations, as reported in our quarterly reports on Form 10-Q and annual reports on Form 10-K for the trailing five quarterly periods then ended.

(2)	Includes the impact of foreign currency movements from budget.

(3)	Reference is made to our 2010 Annual Report on Form 10-K for the reconciliation and calculation of Adjusted EBITDA for 2010.
          Each executive’s payout amount was then adjusted based on the Compensation Committee’s evaluation of the performance of each executive in accomplishing certain pre-established individual performance targets that are referred to as “management by objectives” or “MBOs”. MBOs are initially established at the beginning of the year but may be modified during the year due to unforeseen events. During 2010, our executive officers dealt with several unexpected events, including the regulatory changes made by the Mexican government regarding ATM fee structures, two secondary offerings conducted on behalf of our two private equity investors, and a company reorganization, which resulted in certain administrative changes. The following accomplishments of our Named Executive Officers were the material MBOs that were considered by the Compensation Committee in determining the appropriate 2010 bonus payout for each officer:

Steve Rathgaber:
          Mr. Rathgaber began his employment with Cardtronics on February 1, 2010. During his first 11 months with the Company he (i) lead the efforts in two successful secondary offerings that substantially diversified the Company’s stockholder base, (ii) initiated efforts to improve product features/functionalities, reduce vendor expenses and expand the Company’s sales organization, (iii) implemented an enterprise risk management process, (iv) re-organized the Company’s organizational structure to improve accountability, (v) made the Company’s employee benefit package more competitive, (vi) responded quickly and effectively to proposed and actual governmental action that affected the Company, and (vii) successfully became the ‘face’ of the Company to the investor community. As a result of the above, the Company’s stock price appreciated significantly during 2010.
Chris Brewster:
          In his sixth year as the Company’s CFO, Mr. Brewster (i) improved considerably the financial structure of the Company by refinancing the Company’s long term bond debt to not only reduce interest expense, but also considerably extend the maturity date of such indebtedness, (ii) led the Company’s efforts in procuring a new $175 million dollar credit facility with significantly more flexible features, (iii) coordinated the Company’s financial and legal efforts associated with two secondary offerings that substantially diversified the Company’s stockholder base, (iv) improved financial reporting and forecasting operations, and (v) served as the Company’s investor relations point man and increased analysts’ coverage of the Company.
Mike Clinard:
          In 2010, Mr. Clinard spearheaded the Company’s successful efforts (i) to improve sales and sales support efforts with respect to our turnkey operations at our major national customers so as to increase our profitability at such locations, (ii) to launch a managed services program for ATM units deployed at major retailers, (iii) to increase our profitability through improving our operational efficiencies, including bringing all of our ATMs onto the Company’s in-house processing switch and expanding our remote ATM monitoring system to improve our ATM reliability rate, and (iv) to negotiate favorable new third party service agreements such as armored courier and gateway processing and to coordinate the implementation of such new agreements.
Rick Updyke:
          In 2010, Mr. Updyke (i) achieved his assigned sales goals that included not only reaching his targeted number of new ATM deployments, but also a significant managed service agreement with a major retailer and a bank branding agreement in Puerto Rico, (ii) improved significantly the Company’s sales team and sales pipeline process to maximize the Company’s future sales opportunities, and (iii) expertly managed our operations in the U.K. to improve its performance and in Mexico to offset significantly the negative impact of governmental regulations vis-à-vis ATM fees.
Brad Conrad:
          In 2010, Mr. Conrad served the Company in two positions: Senior Vice President-Corporate Controller from January through September and as Chief Accounting Officer beginning in October. In those positions, he (i) implemented additional financial and operational reporting metrics that enable the Company’s management team to make better informed decisions on the Company’s current and future activities, (ii) defined and implemented the financial structure of our managed services offering, which was introduced in 2010, and (iii) provided significant leadership and guidance to our U.K. and Mexico financial operations.
Tres Thompson:
          In 2010, Mr. Thompson served first as Chief Accounting Officer from January through September and then as Executive Vice President — Domestic ATM Services beginning in October. In the former position, he (i) implemented a tax risk oversight process, (ii) improved the internal capabilities of the U.K. finance organization, and (iii) together with Mr. Conrad implemented additional financial and operational reporting metrics that enable the Company’s management team to make better informed decisions on the Company’s current and future activities. In connection with his new role as Executive Vice President — Domestic ATM Services, Mr. Thompson has helped put in place initiatives that will further strengthen the Company’s national and regional sales and customer relationship management efforts. Additionally, Mr. Thompson initiated the development of new products and services aimed at increasing the level of transactions occurring at the Company’s ATMs and, in turn, the level of merchandise sales occurring within the Company’s retail customer base.

          The following is a description of the payout multiplier that may be applied to an executive’s payout amount:

		2010 Incentive
MBO Rating	Performance	Payout Multiplier
10	All MBOs exceeded	120%
9	All MBOs attained; other exceptional achievements	110%
8	All MBOs attained	100%
7	Substantially all MBOs attained	90%
6	Most but not all MBOs attained	80%
5	MBOs partially attained	60%
4	Most MBOs missed	30%
3	Substantially all MBOs not attained	10%
1-2	All MBOs missed	0%
          Based on its review of the MBOs described above, the Compensation Committee determined that each executive exceeded expectations and assigned a payout multiplier of 120% to each Named Executive Officer’s payout other than Mr. Updyke, whose payout multiplier was 100%. Accordingly, each Named Executive Officer’s final payout under the Plan was computed by multiplying (A) actual salary paid in 2010 by (B) the applicable annual target performance percentage by (C) the 2010 bonus pool funding percentage of 144% by (D) the 2010 Incentive Payout Multiplier. For the specific amounts paid to each Named Executive Officer under the 2010 Plan, see the “Non-Equity Incentive Plan Compensation” column of our “Summary Compensation Table for 2010” included in “Executive Compensation” below.
          Cash awards under the Plan, as opposed to any equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash incentives, in contrast to our equity grants that vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives and thus our Company-level objectives on an annual basis. As such, we believe our non-equity incentive plans are a significant motivating factor for our executive officers, and we believe they have been a significant factor in attracting and retaining our executive officers.
          The Plan contains a recoupment policy pursuant to which any payouts made to participants must be returned to the Company if the operating or financial results used to calculate the payout are later restated. Under this policy, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash payout for the period in question.
          2011 Annual Non-Equity Incentive Plan Award Changes. In March 2011, the Compensation Committee approved certain changes to our non-equity incentive compensation plan for 2011. These changes included (1) the modification of the key performance metrics to be achieved to obtain payout under the plan, (2) the modification of the weighing of those metrics, and (3) modification of the threshold, target, and maximum annual incentive payout percentage amounts for certain Named Executive Officers.
          The revised metrics set by the Compensation Committee for the 2011 Plan, which are generally consistent with our previous metrics, are (1) “Adjusted Operating Income” and “Total Revenues,” both on a worldwide and division basis. Adjusted Operating Income is defined as “Income from Operations” under generally accepted accounting principles (“GAAP”) as reported in our 2011 consolidated financial statements or as reported in the financial statements for the relevant division, plus “Loss on Disposal of Assets” and “Stock-based Compensation Expense” as reported in the reconciliation of non-GAAP measures included in our 2011 earnings release or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. Total Revenues is defined as “Total Revenues” under GAAP as reported in our 2011 consolidated financial statements or as reported in the division’s financial statements, calculated in the same manner as in our consolidated financial statements. The Compensation Committee selected Adjusted Operating Income as a metric as it effectively combines components of the previous two above-discussed metrics of Adjusted EBITDA and ROIC into one measure and believes the selection of two versus three measures helps to simplify the plan.

          With respect to the modification of the payout percentage amounts, this was done primarily to eliminate the subjective MBO multiplier. Because of the elimination of the MBO multiplier, the threshold, target, and maximum payout percentages for each of our Named Executive Officers were raised to levels that the Compensation Committee concluded were appropriate for similar executive positions at a company of our size, based on market compensation information compiled by PM&P (the compensation consultants formerly utilized by the Compensation Committee) and in consultation with Meridian.
Long-term Incentive Plans
          During 2010, we had two long-term equity incentive plans: (1) the 2007 Stock Incentive Plan (the “2007 Plan”) and (2) the 2001 Stock Incentive Plan (the “2001 Plan”). Pursuant to and subject to the terms and conditions of our 2007 Plan, which expressly allows for annual equity awards to be made to eligible employees, in January 2011, the Compensation Committee approved the 2011 Long-Term Incentive Plan (the “2011 LTIP”), an equity-based program. The purpose of each of these plans is to provide directors and employees of our Company and our affiliates with additional equity-based incentive and reward opportunities that are designed to enhance the profitable growth of our Company and affiliates. Equity awards granted under the 2007 and 2001 Plans vest ratably over four years based on continued employment. Equity awards granted under the 2011 LTIP are earned based on performance achievement over a one-year period followed by vesting requirements based on continued employment with 50% of the award vesting on the second anniversary date, 25% on the third anniversary date, and 25% on the fourth anniversary date. The vesting features of our plans are designed to aid in officer retention as this feature provides an incentive for our executive officers to remain in our employment during the vesting period.
          2010 Equity Grants. In 2010, based on the recommendation of Mr. Lummis with respect to the January and February grants and based on the recommendation of Mr. Rathgaber with respect to the November 2010 equity awards, our Compensation Committee awarded the following shares of restricted stock to our Named Executive Officers:
(i)	in January 2010, 100,000 shares of restricted stock to each of Messrs. Brewster, Clinard, and Updyke based on their service to the Company during 2009, in recognition of their leadership and contributions to the Company during the search for a new Chief Executive Officer and to provide a strong retention incentive for those executives to remain with the Company and ensure its continued success;

(ii)	in February 2010, in connection with his acceptance of the position of Chief Executive Officer, 350,000 shares of restricted stock to Mr. Rathgaber, to recruit him to the Company, to compensate him for unvested equity he was surrendering at his former employer, and to align his interests with those of our stockholders;

(iii)	in November 2010, in connection with the promotions of Messrs. Conrad and Thompson, 10,000 and 20,000 shares of restricted stock, respectively.
          In determining the number of shares to be granted to each Named Executive Officer, the Compensation Committee considered each officer’s outstanding equity awards, if any, stock ownership levels, the strategic value of the officer’s role to our Company, and, in the case of Mr. Rathgaber, the executive compensation information provided by PM&P to determine what size of equity award was reasonable for a Chief Executive Officer of a public company of our size.

          2011 Equity Grants. Our 2011 LTIP provides for the grant of performance-based restricted stock units. Under the 2011 LTIP, the size of an award will be based on a base salary target system that assigned a different multiplier to an executive’s salary based on the level of that executive. For example, an executive reporting directly to our CEO receives RSUs with a value equal to 1x that executive’s base salary (based on the year-end stock price) whereas an executive in the next level of management (i.e., individuals reporting directly to one of our CEO’s direct reports) received RSUs with a value equal to .6x his or her base salary. Under the 2011 LTIP, the target number of performance-based RSUs granted shall be subject to the annual share pool limitation established by the Compensation Committee. RSU awards will be earned based on the achievement of a revenue growth performance metric and an adjusted earnings per share growth performance metric, with each metric being equally weighted. If the Company does not meet a given threshold amount for a metric, all of the awards will be forfeited with respect to that metric. If the Company achieves its revenue and adjusted earnings per share performance levels at the threshold, target or maximum levels of performance, then 50%, 100% or 200% of the restricted stock unit is deemed earned, respectively. However, in each case, the earned restricted stock unit award remains subject to the additional time-based vesting requirements.
          The Compensation Committee believes that this system is competitive and will allow us to attract and retain our executive talent base in future years. In addition to serving as a retention tool, these grants were also made to incentivize the executives to work towards achieving certain levels of revenue and adjusted earnings per share growth in 2011.
Discretionary Bonuses
          As it deems appropriate, our Compensation Committee grants discretionary bonuses to our employees, including our Named Executive Officers. Examples of circumstances in which employees may be awarded a bonus include situations in which an employee has made significant contributions to a Company initiative or has otherwise performed at a level above expectations. Unlike awards under our non-equity incentive plan that our executives officers are eligible for on an annual basis, discretionary bonuses are not a recurring element of our executive compensation program. During 2010, in connection with his acceptance of the position of Chief Executive Officer, Mr. Rathgaber received a discretionary “signing” bonus. Additionally, Mr. Conrad received a discretionary bonus for his efforts and contributions associated with the Company’s 2010 debt refinancing activities.
Employment Agreements, Severance and Change of Control Arrangements
          We maintain employment and other compensatory agreements with certain Named Executive Officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change in control payments, are essential to retaining our talent and protecting our stockholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement. Please see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment-Related Agreements of Named Executive Officers.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement. The employment and other compensatory agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:
          Corporate Change. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. As a result, we provide severance compensation to certain Named Executive Officers if the officer’s employment is terminated following a corporate change transaction. Our intent is to promote the ability of the officer to act in the best interests of our stockholders even though his or her employment could be terminated as a result of the transaction.

          Termination without Cause. If we terminate the employment of certain corporate officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, non-solicitation and non-competition provisions ranging from one to two years after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our company and its stockholders.
Other Benefits
          In addition to our three main compensation elements (base salary, annual cash incentives, and long-term equity-based incentives) and potential severance benefits, we provide the following benefits:
•	401(k) Savings Plan. We have a defined contribution 401(k) plan, which is designed to assist our employees in providing for their retirement and allow us to remain competitive in the market place in terms of benefits offered to employees. Each of our Named Executive Officers is entitled to participate in this plan to the same extent that our other employees are entitled to participate. Under the terms of the plan, we match 25% of employee contributions up to 6.0% of the employee’s salary (for a maximum matching contribution of 1.5% of the employee’s salary by us). Employees are immediately vested in their contributions while our matching contributions will vest at a rate of 20% per year.

•	Health and Welfare Benefits. Our Named Executive Officers are eligible to participate in medical, dental, vision, disability and life insurance, and flexible healthcare and dependent care spending accounts to meet their health and welfare needs under the same plans and terms as the rest of our employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This program is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our Named Executive Officers is competitive, and perquisites should generally not play a large role in their total compensation. As a result, the perquisites and other personal benefits we provide to our Named Executive Officers are very limited in nature and are not guaranteed to be provided to any Named Executive Officer in any given year. During 2010, Mr. Rathgaber was our only Named Executive Officer to receive any significant perquisites. Specifically, pursuant to the terms of Mr. Rathgaber’s employment agreement with us, we reimbursed him for certain relocation expenses incurred in moving to Houston, Texas as well as legal fees incurred in connection with the negotiation and review of his employment agreement.
Stock Ownership Guidelines
          At this time, we do not have any formal stock ownership and retention guidelines but recognize the importance of retention of shares by executives as opposed to cashing them out routinely at vesting. The Board and the Compensation Committee feel that retention of equity and attaining a significant investment position is important for true stockholder linkage. As such, we will continue to monitor and assess the need associated with instituting more formal guidelines. Additionally, our Insider Trading Policy prohibits employees subject to that policy from hedging, buying on margin or engaging in other speculative trading practices.
Stock Option Granting and Exercise Policy and Policy against Backdating
          Under the terms of the governing option agreements, the exercise price of each stock option awarded to employees under our 2007 Plan is calculated as the average of the high and the low sales prices of our stock on the date of grant to ensure that options are not granted at less than their fair market value. We do not backdate options and have a specific Company policy in place along with a notification system administered by our legal department to be mindful of black-out periods during which the exercise of options or other sales of stock would be prohibited or would violate insider trading rules.

          Board and Compensation Committee meetings are generally scheduled several months in advance. The meeting dates on which options, restricted stock or any other rewards are granted are not established in regard to planned releases of earnings or any other major announcements. Also, the Compensation Committee does not currently believe that it would be appropriate to recommend the re-pricing or discounting of options to any of our employees in the event of a decline in our share price. If, at some point in the future, the Compensation Committee believes repricing or discounting of options is appropriate, the Compensation Committee will submit such a proposal to a vote of our stockholders for approval.
Tax Deductibility of Compensation
          Internal Revenue Code (the “Code”) Section 162(m) limits the amount of otherwise deductible compensation to $1,000,000 of the covered compensation paid to certain “covered employees.” Our “covered employees” for purposes of Section 162(m) of the Code include, as of the last day of the applicable taxable year, our CEO (or the individual acting as our CEO) and the three most highly compensated Named Executive Officers (other than the CEO or our CFO). Section 162(m) of the Code will limit certain deductions for compensation payments made to these covered employees unless the specifics of the plans impacted have been previously submitted to our stockholders for approval as “performance-based compensation.” While the Board and the Compensation Committee strive to preserve the deductibility of all eligible compensation, we have chosen to retain the flexibility of some discretion in the long-term awards to the executives. We will continue to assess the implications of these rules and the trend towards performance-based awards as part of the total reward strategy.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Cardtronics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
          Respectfully submitted by the Compensation Committee of the Board of Cardtronics, Inc.,
Dennis F. Lynch, Chairman
Robert P. Barone *
Jorge M. Diaz
G. Patrick Phillips
Mark Rossi
Michael A.R. Wilson

*	Mr. Barone served as a member of the Compensation Committee from March 17, 2009 to February 1, 2010.

EXECUTIVE COMPENSATION
Summary Compensation Table for 2010
          The following table summarizes, for each of the fiscal years in the three-year period ended December 31, 2010, the compensation paid to or earned by our Named Executive Officers serving during the year ended December 31, 2010.

					Non Equity
				Stock	Incentive Plan	All Other
Name & Principal Position	Year	Salary	Bonus	Awards (1)	Compensation	Compensation (2)	Total
Steven A. Rathgaber (3)	2010	$481,250	$200,000	$3,759,000	$415,075	$20,497 (7)	$4,875,822
Chief Executive Officer

Fred R. Lummis (4)	2010	$—	$—	$—	$—	$—	$—
Interim Chief Executive Officer	2009	—	250,000	—	—	—	250,000

J. Chris Brewster	2010	$314,600	$—	$1,112,000	$271,600	$3,675	$1,701,875
Chief Financial Officer	2009	302,500	—	—	302,500	4,481	609,481
	2008	302,500	—	1,521,000	104,091	3,321	1,930,912

Michael H. Clinard	2010	$385,632	$—	$1,112,000	$332,923	$1,696	$1,832,251
President — Global Services	2009	370,800	—	—	370,800	927	742,527
	2008	370,800	—	1,132,300	134,309	2,079	1,639,488

Rick Updyke	2010	$302,640	$—	$1,112,000	$217,729	$3,675	$1,636,044
President — U.S. Business Group	2009	291,000	—	—	291,000	4,125	586,125
	2008	291,000	—	676,000	100,134	13,045	1,080,179

E. Brad Conrad (5) Chief Accounting Officer	2010	$191,292	$5,000	$174,000	$112,279	$2,867	$485,438

Carleton K. “Tres” Thompson, III (6)	2010	$218,475	$—	$348,000	$150,868	$—	$717,343
Executive Vice President — Domestic ATM Services	2009	200,170	—	—	160,136	—	360,306

(1)	The amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) may or may not be equal to the value(s) reflected above. Assumptions used in the calculation of these amounts are included in Part II, Item 8. Financial Statements and Supplementary Data, Note 4, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2010, included in our 2010 Annual Report on Form 10-K.

(2)	Amounts in this column reflect Company matching contributions made to our 401(k) Plan on behalf of the eligible Named Executive Officer, unless otherwise noted in the applicable footnotes below.

(3)	Mr. Rathgaber began employment with us as our Chief Executive Officer on February 1, 2010.

(4)	Mr. Lummis served as the Company’s Interim Chief Executive Officer from March 17, 2009 through February 1, 2010 and received no compensation in 2010 for his service.

(5)	Mr. Conrad was not designated as an executive officer of the Company prior to 2010.

(6)	Mr. Thompson was not designated as an executive officer of the Company prior to 2009. In connection with his appointment as Executive Vice President — Domestic ATM Services in October 2010, Mr. Thompson relinquished his position as Chief Accounting Officer and as an executive officer. However, pursuant to the SEC’s rules, Mr. Thompson is deemed to be one of our 2010 Named Executive Officers.

(7)	The $20,497 amount presented within the “All Other Compensation” column in 2010 for Mr. Rathgaber is compromised of relocation expenses paid to or on Mr. Rathgaber’s behalf in 2010.

Grants of Plan-Based Awards for 2010
          The following table sets forth certain information with respect to the restricted shares granted during the year ended December 31, 2010 as well as the details regarding other plan-based awards granted in 2010 to each of our Named Executive Officers:

						All Other Stock	Grant Date Fair
			Estimated Possible/Future Payouts Under			Awards: Number	Value of Stock
		Approval	Non-Equity Incentive Plan Awards (1)			of Shares of Stock	and Option
Name	Grant Date	Date	Threshold (2)	Target	Maximum (2)	or Units	Awards
Steven A. Rathgaber	02-01-2010	12-11-2009	—	—	—	350,000	$3,759,000
	—	—	$120,313	$240,625	$481,250	—	—

Fred R. Lummis (3)	—	—	—	—	—	—	—

J. Chris Brewster	01-15-2010	01-15-2010	—	—	—	100,000	$1,112,000
	—	—	$78,650	$157,300	$314,600	—	—

Michael H. Clinard	01-15-2010	01-15-2010	—	—	—	100,000	$1,112,000
	—	—	$96,408	$192,816	$385,632	—	—

Rick Updyke	01-15-2010	01-15-2010	—	—	—	100,000	$1,112,000
	—	—	$75,660	$151,320	$302,640	—	—

E. Brad Conrad	11-09-2010	11-09-2010	—	—	—	10,000	$174,000
	—	—	$30,777	$61,554	$123,108	—	—

Carleton K. “Tres” Thompson, III	11-09-2010	11-09-2010	—	—	—	20,000	$348,000
	—	—	$43,695	$87,390	$174,780	—	—

(1)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of the awards granted to each Named Executive Officer for 2010. Amounts presented for Mr. Rathgaber have been pro-rated to reflect only the amounts he would have been eligible to earn during the 11 months he served as an employee of the Company. Additionally, the amounts presented for Messrs. Conrad and Thompson have been pro-rated to reflect the change in salary that occurred for each of these executives in October 2010 and, in the case of Mr. Conrad, the change in his threshold, target and maximum percentage amounts. The actual non-equity incentive plan compensation awards paid to the Named Executive Officers for 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for 2010.”

(2)	Under the 2010 Plan, the threshold payout amount an executive could receive for the 2010 year was equal to 50% of his individual target goal, while the maximum payout amount an executive could receive for the 2010 year was equal to 200% of his individual target goal.

(3)	Mr. Lummis received no compensation in 2010.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment-Related Agreements of Named Executive Officers
          The following are descriptions of the material terms of the employment agreements we have with each of our Named Executive Officers, except for Mr. Lummis, with whom we did not have an employment agreement during his service as our Interim CEO.

          Employment Agreements with Steven A. Rathgaber — Chief Executive Officer, J. Chris Brewster — Chief Financial Officer and Michael H. Clinard — President of Global Services. In December 2009, we announced that Mr. Rathgaber would begin serving as our new Chief Executive Officer, as well as a director of our Board, effective February 1, 2010. In connection with Mr. Rathgaber’s appointment, we entered into an employment agreement with him that was also effective February 1, 2010. In June 2008, following the expiration of the previous employment agreements for Messrs. Brewster and Clinard, we entered into new agreements with these executives. Under the terms of these agreements, Messrs. Rathgaber, Brewster, and Clinard are entitled to receive annual base salaries of $525,000, $314,600, and $385,632, respectively. These amounts are subject to periodic review by the Board (or a committee thereof) and may be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Messrs. Rathgaber, Brewster, and Clinard may be eligible to receive an annual award under a non-equity incentive plan on or before March 15th of each year, with such award targeted as being 50% of the executive’s base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. In addition, each executive is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. Each of these agreements provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms.
          Employment Agreement with Rick Updyke — President — U.S. Business Group. In July 2007, we entered into an employment agreement with Mr. Updyke. In June 2008, Mr. Updyke’s July 2007 employment agreement was amended to extend its term to June 2011. Under his employment agreement, Mr. Updyke is entitled to receive an annual base salary of $302,640. Such amount is subject to annual increases, as determined by our Compensation Committee at its sole discretion, with such increases being targeted at 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Updyke may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 50% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. In addition, Mr. Updyke is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year.
          Employment Agreement with E. Brad Conrad — Chief Accounting Officer. In October 2010, in conjunction with his appointment as Chief Accounting Officer, we entered into an employment agreement with Mr. Conrad. Under his employment agreement, Mr. Conrad is entitled to receive an annual salary of $200,000. Such amount is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Conrad may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 40% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. In addition, Mr. Conrad is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The terms of our agreement with Mr. Conrad expire in October 2013, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms.
          Employment Agreement with Carleton K.”Tres” Thompson, III — Executive Vice President — Domestic ATM Services. In June 2008, we entered into an employment agreement with Mr. Thompson, which was orally amended in October 2010 in conjunction with his appointment as Executive Vice President — U.S. ATM Services. Under his amended employment agreement, Mr. Thompson is entitled to receive an annual base salary of $250,000. Such amount is subject to periodic review by the Board (or a committee thereof) and may be increased at any time. In addition, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Thompson may be entitled to an annual award under a non-equity incentive plan, with such award targeted as being 40% of his base salary. However, as the ultimate payout of the annual award is determined at the sole discretion of our Compensation Committee, the actual amount awarded may exceed or fall short of the targeted level. In addition, Mr. Thompson is entitled to receive perquisite benefits made available to other senior officers, sick leave, and paid vacation time each year. The terms of our agreement with Mr. Thompson expire in June 2011, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms.

          Please see “— Potential Payments upon a Termination or Change of Control” for a discussion of severance benefits available under our employment agreements with our Named Executive Officers.
          The initial three-year term of our employment agreements with Messrs. Brewster, Clinard, Updyke, and Thompson will expire in June 2011. The Compensation Committee is in the process of determining how best to proceed with extending the terms of each of these executives’ employment with the Company.
Annual Non-Equity Incentive Plan Awards
          The amounts awarded to each of the Named Executive Officers under our annual non-equity incentive plan for the fiscal year ended December 31, 2010 year were paid to the executives on March 8, 2011. For additional information on the terms of our non-equity incentive compensation plan, see “Compensation Discussion and Analysis — Annual Non-Equity Incentive Plan Compensation Awards” above.
Equity Incentive Awards
          As noted above, during 2010, we had two long-term equity incentive plans — the 2007 Plan and the 2001 Plan, and the 2011 LTIP, an equity-based program subject to the terms and conditions of our 2007 Plan, was recently approved by the Compensation Committee in January 2011. The following is a description of each plan and program.
          2001 Plan. In June 2001, our Board adopted the 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of the Board, no further awards are allowed to be granted under our 2001 Plan. As of December 31, 2010, options to purchase an aggregate of 6,438,172 shares of common stock (net of options cancelled) had been granted pursuant to the 2001 Plan, all of which were non-qualified stock options. Of that amount, 4,069,382 options had been exercised.
          2007 Plan. In August 2007, our Board and our stockholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. In June 2010, our stockholders approved the amendment and restatement of the 2007 Plan. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares of common stock that may be issued under the 2007 Plan may not exceed 5,179,393 shares, subject to further adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $2,000,000 in a given year. As of December 31, 2010, options to purchase an aggregate of 416,500 shares of common stock (net of options cancelled) had been granted pursuant to the 2007 Plan, all of which were non-qualified stock options. Of that amount, 55,400 options had been exercised. Additionally, as of December 31, 2010, 2,712,690 shares of restricted stock had been granted pursuant to the 2007 Plan.

          2011 LTIP. In January 2011, the Compensation Committee of our Board approved our 2011 LTIP, which is an equity program subject to the terms and conditions of our 2007 Plan that allows for annual equity awards to be made to eligible employees. The Compensation Committee has the sole authority to grant awards to the Company’s Section 16 Officers, as defined by the SEC, under the 2011 LTIP, and the Company’s Chief Executive Officer, subject to the review of the Compensation Committee, has the authority to grant awards to all non-Section 16 Officers and employees. For 2011, the Compensation Committee determined that any awards granted will be in the form of restricted stock units (as defined in the 2007 Plan) and will contain both a performance-based and a time-based vesting schedule. A base pool of 273,411 restricted stock units has been set aside for granting in 2011 under the 2011 LTIP. The number of restricted stock units potentially earned under the 2011 LTIP will be based on the level of performance achieved during a given year. If the Company fails to achieve at least the threshold performance levels, none of these restricted stock units will be earned, and all of the grants will be forfeited. (See below for the threshold, target, and maximum amounts of each selected performance metric.) With the exception of awards made to new hires or in exceptional circumstances, the Compensation Committee intends for all equity grants to be made pursuant to the 2011 LTIP.
          The forfeiture provisions on the outstanding restricted stock awards granted to our Named Executive Officers in 2010 lapse at the rate of 25% of the total award on each of the first four anniversaries of the grant date. However, under the terms of our agreements with Messrs. Rathgaber, Brewster, and Clinard, the lapsing of forfeiture provisions may be accelerated under certain circumstances, including a “Change in Control” or a termination of the executive following a Change of Control. The relevant terms are defined or described further below in “— Potential Payments upon a Termination or Change in Control.”
          The type and number of awards held by each of our Named Executive Officers as of December 31, 2010 that were granted pursuant to each of our equity incentive plans are described below in the “— Outstanding Equity Awards at Fiscal 2010 Year-End” section.
Salary and Bonus Compensation in Proportion to Total Compensation
          The following table sets forth the percentage of total compensation that we paid in the form of base salary and discretionary bonuses for the year ended December 31, 2010 to each Named Executive Officer listed in the “Summary Compensation Table for 2010.”

Percentage of
Name	Total Compensation
Steven A. Rathgaber	14.0%
Fred R. Lummis	—
J. Chris Brewster	18.5%
Michael H. Clinard	21.0%
Rick Updyke	18.5%
E. Brad Conrad	40.4%
Carleton K. “Tres” Thompson, III	30.5%

Outstanding Equity Awards at Fiscal 2010 Year-End
          The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock that have not vested as of December 31, 2010:

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities					Number of	Market Value of
	Underlying		Underlying					Shares or Units	Shares or Units
	Unexercised		Unexercised		Option	Option		of Stock That	of Stock That
	Options		Options		Exercise	Expiration		Have Not	Have
Name	(#) Exercisable		(#) Unexercisable		Price	Date	Grant Date	Vested (1)	Not Vested (2)
Steven A. Rathgaber	—		—		—	—	02-01-2010	350,000	$6,195,000

Fred R. Lummis	—		—		—	—	—	—	—

J. Chris Brewster	—		—		—	—	01-15-2010	100,000	$1,770,000
							06-20-2008	90,000	1,593,000
	357,682	(3)	—		$6.54	03-31-2014	—	—	—
	119,227	(3)	—		$10.55	03-05-2016	—	—	—

Michael H. Clinard	—		—		—	—	01-15-2010	100,000	$1,770,000
							06-20-2008	67,000	1,185,900
	79,485	(3)	—		$10.55	03-05-2016	—	—	—

Rick Updyke	—		—		—	—	01-15-2010	100,000	$1,770,000
							06-20-2008	40,000	708,000
	208,647	(3) (4)	69,550	(3) (4)	$13.08	11-19-2017	—	—	—

E. Brad Conrad	—		—		—	—	11-09-2010	10,000	$177,000
							06-05-2008	12,500	221,250
	12,500	(3) (5)	12,500	(3) (5)	$8.96	06-05-2018		—	—

Carleton K. “Tres” Thompson, III	—		—		—	—	11-09-2010	20,000	$354,000
							06-20-2008	40,000	708,000
	13	(3)	—		$6.54	06-06-2014	—	—	—
	9,742	(3)	—		$10.55	02-09-2015	—	—	—
	39,742	(3)	—		$10.55	03-05-2016	—	—	—

(1)	The forfeiture provisions on these shares lapse at the rate of 25% of the underlying shares on each of the first four anniversaries of the grant date. These restricted shares were granted pursuant to our 2007 Plan.

(2)	The market value of shares that have not vested is based on the closing market price of our stock as of December 31, 2010 of $17.70 per share.

(3)	These options were granted pursuant to our 2007 Plan.

(4)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the employee’s employment date. 25% of the underlying option shares for the stock options granted on November 19, 2007 became exercisable on each of July 16, 2008; July 16, 2009; and July 16, 2010. These remaining options will vest on July 16, 2011.

(5)	These stock options become exercisable as to 25% of the underlying option shares on each of the first four anniversaries of the employee’s employment date. 25% of the underlying option shares for the stock options granted on June 5, 2008 became exercisable on each of April 15, 2009 and April 15, 2010. These remaining options will vest in two equal annual installments, the first of which occurred on April 15, 2011 and the last of which will occur on April 15, 2012.

Option Exercises and Stock Vested During Fiscal Year 2010
          The following table sets forth information relating to each exercise of stock options and each vesting of restricted stock awards during the year ended December 31, 2010 for each of our Named Executive Officers.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	on
Name	Exercise	Exercise (1)	Vesting	Vesting (2)
Steven A. Rathgaber	—	—	—	—
Fred R. Lummis	—	—	—	—
J. Chris Brewster	—	—	45,000	$558,450
Michael H. Clinard	148,501	$1,726,061	33,500	$415,735
Rick Updyke	—	—	20,000	$248,200
E. Brad Conrad	—	—	6,250	$83,313
Carleton K. “Tres” Thompson, III	45,000	$306,652	20,000	$248,200

(1)	Based on the difference between the market price at which the shares were sold upon exercise and the exercise price of the option.

(2)	Based on the average of the high and low trading price of our common stock as of the date of vesting.
Pension Benefits
          Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. In the future, however, the Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)
Nonqualified Deferred Compensation
          Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. In the future, however, the Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our Company’s best interests.
Potential Payments upon a Termination or Change in Control
          In addition to the potential acceleration of our equity-based awards upon certain events, our employment agreements with each of our Named Executive Officers contain severance and change in control provisions. Generally, the employment agreements in place as of December 31, 2010 contain the following definitions for each of the possible “triggering events” that could result in a termination payment to our other Named Executive Officers:
•	Cause.
•	Messrs. Rathgaber, Brewster, Clinard, Conrad and Thompson may be terminated for cause if the executive: (1) engages in gross negligence, gross incompetence or willful misconduct in the performance of his employment duties; (2) refuses, without proper legal reason, to perform his employment duties and responsibilities; (3) materially breaches any material provision of his employment agreement, any written agreement or a corporate policy or code of conduct established by us; (4) willfully engages in conduct that is materially injurious to us; (5) discloses without specific authorization confidential information that is materially injurious to us; (6) commits an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to us; (7) is convicted of (or pleads no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

•	Mr. Updyke may be terminated for cause if he (1) engages in gross negligence or willful misconduct when performing his employment duties; (2) is indicted for a felony; (3) refuses to perform his employment duties; (4) materially breaches any of our policies or our code of conduct; (5) engages in conduct in which the executive knows would be materially injurious to us; or (6) materially breaches, and fails to cure, any provision of his employment agreement.
•	Change in Control. Messrs. Rathgaber, Brewster and Clinard’s agreements state that a change in control may occur upon any of the following events:
•	a merger, consolidation, or asset sale where all or substantially all of our assets are held by a third party if (1) the holders of our equity securities no longer own equity securities of the resulting entity that are entitled to 60% or more of the votes eligible to be cast in the election of directors of the resulting entity, or (2) the members of the Board immediately prior to such transaction no longer constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

•	our dissolution or liquidation;

•	the date any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the resulting entity’s outstanding securities; or

•	as a result of or in connection with a contested election of directors, the members of the Board immediately before such election cease to constitute a majority of the Board.
Messrs. Rathgaber, Brewster, and Clinard may be subject to a federal excise tax on compensation they receive in connection with a change in control of our Company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided that are contingent upon a change in control may be subject to a 20% excise tax to the extent of the excess of such value over the executive’s average annual taxable compensation from our Company for the five years preceding the year of the change in control (or such shorter period as the executive was employed by us), if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. In accordance with their employment agreements, if such excise tax is applicable, Messrs. Rathgaber, Brewster, and Clinard are entitled to receive a “gross-up payment” from our Company in an amount necessary to place the executive in the same after-tax position had no portion of such contingent payments been subject to excise tax.

Mr. Updyke’s agreement does not include specific information regarding severance payments due upon a change of control or for “gross-up payments” for additional taxes imposed pursuant to Section 280G of the Internal Revenue Code. While Messrs. Conrad and Thompson’s agreements do not contain severance provisions in the event of a change in control, there is a possibility that a termination under the agreement could coincide with a change in control. If such a termination occurs, Messrs. Conrad and Thompson’s agreements provide that if the payments due to him under his employment agreement would subject him to the excise taxes under Section 280G of the Internal Revenue Code, such payments will either be reduced to an amount that equals $1.00 less than the amount of the payment that would subject Mr. Conrad to such excises taxes, or we will pay him in full, whichever produces the better after-tax position for the executive. In the event that Messrs. Updyke, Conrad or Thompson were to receive payments that created excise taxes under Section 280G of the Internal Revenue Code, the executives would be responsible for their own tax obligations.

•	Good Reason.
•	Messrs. Rathgaber, Brewster, and Clinard have the right to terminate employment upon the occurrence of any of the following good reason events: (1) a material diminution in the executive’s base salary; (2) a material diminution of the executive’s authority, duties or responsibilities of his job function; and (3) without the executive’s prior consent, a required involuntary relocation of more than 75 miles from our corporate headquarters in Houston, Texas. Additionally, in the case of Mr. Rathgaber, he may also terminate employment for good reason in the event of a material breach by us of our agreement with him.

•	Mr. Updyke has the right to terminate employment upon the occurrence of any of the following good reason events: (1) prior to the first anniversary date of employee’s employment, the Company is sold and as a consequence of such sale Mr. Updyke is (a) not retained in the same job function; (b) required to relocate to a location that is greater than 100 miles from Dallas, Texas; or (c) without his prior consent, the assignment of duties inconsistent with his current role or any significant reduction or significant change in either position or job function, except in connection with the termination of employment for cause or in connection with the termination of employment by reason of him becoming totally disabled (defined below); or (2) a material breach by us of Article 4 of his employment agreement (i.e., the article governing the payment of compensation and the provision of benefits to Mr. Updyke).

•	Messrs. Conrad and Thompson’s agreements do not contain a “good reason” concept.
•	Totally Disabled.
•	Under Messrs. Rathgaber, Brewster, Clinard, Conrad, and Thompson’s employment agreements, we have the right to terminate the executive’s employment at any time if the employee is unable to perform his duties or fulfill his obligations by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, as certified by a competent physician (without this specifically being deemed as “totally disabled”).

•	Under Mr. Updyke’s employment agreement, we have the right to terminate his employment at any time if he becomes Totally Disabled. The executive will be considered totally disabled if, by reason of his illness, incapacity or other disability, the executive fails to perform his duties or fulfill his obligations under his employment agreement, as certified by a competent physician, for 180 days in any 12 month period.
•	Without Cause Termination. A termination without cause shall mean a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause.
          Each of our Named Executive Officers have received restricted stock grants pursuant to our 2007 Stock Incentive Plan, the award agreements of which contained provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios. Each of the executives will receive partial (25%) accelerated lapsing upon a termination of employment for death or disability. Messrs. Rathgaber, Brewster and Clinard also will receive partial (50%) accelerated lapsing upon the occurrence of a change in control; this acceleration will be increased to 100% if a termination other than for cause or a good reason termination follows such a change in control. Finally, if Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without cause, then (a) if the termination occurs prior to the first anniversary of the effective date of his employment agreement (February 1, 2010), he will receive partial (50%) accelerated vesting; (ii) if the termination occurs on or after the first anniversary of the effective date of his employment agreement but prior to the second anniversary, he will receive partial accelerated vesting of the shares, calculated as 25% plus a portion of the shares that would have vested on the second anniversary date but only the portion that would have been earned by the end of the month in which the termination occurred; and (iii) if the termination occurs on or after the second anniversary date of the effective date of his employment agreement, he will receive partial (25%) accelerated vesting. The definitions of the applicable terms in the restricted stock agreements are substantially similar to the same terms as described above within the executives’ employment agreements.

          The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of our Company on December 31, 2010. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our stockholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or a termination in connection with a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2010.
          The amount of compensation payable to each Named Executive Officer for each situation is listed below based on the employment agreements in place for each executive as of December 31, 2010. The amounts shown assume that such termination event was effective as of December 31, 2010 and that the closing price of our common stock on that date was $17.70. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.
Potential Payments upon a Termination or Change in Control Table

								Termination in
		Without		Good Reason		Change in		Connection
		Cause		Termination		Control		with a Change		Death or
Executive	Benefits	Termination		By Executive		(No Termination)		in Control		Disability
Steven A. Rathgaber	Base salary	$1,050,000	(1)	$1,050,000	(1)	$—		$1,050,000	(1)	$—
	Non-equity incentive compensation	525,000	(1)	525,000	(1)	—		525,000	(1)	—
	Post-employment health care	34,007	(1)	34,007	(1)	—		34,007	(1)	—
	Restricted shares	3,097,500	(2)	3,097,500	(2)	3,097,500	(3)	6,195,000	(4)	1,548,750	(5)
	Tax gross-up	—		—		—		965,348	(6)	—

	Total	$4,706,507		$4,706,507		$3,097,500		$8,769,355		$1,548,750

J. Chris Brewster	Base salary	$629,200	(1)	$629,200	(1)	$—		$629,200	(1)	$—
	Non-equity incentive compensation	406,591	(1)	406,591	(1)	—		406,591	(1)	—
	Post-employment health care	34,007	(1)	34,007	(1)	—		34,007	(1)	—
	Restricted shares	—		—		2,478,000	(3)	3,363,000	(4)	796,500	(5)
	Tax gross-up	—		—		—		528,259 (	6)	—

	Total	$1,069,798		$1,069,798		$2,478,000		$4,961,057		$796,500

Michael H. Clinard	Base salary	$771,264	(1)	$771,264	(1)	$—		$771,264	(1)	$—
	Non-equity incentive compensation	505,109	(1)	505,109	(1)	—		505,109	(1)	—
	Post-employment health care	33,728	(1)	33,728	(1)	—		33,728	(1)	—
	Restricted shares	—		—		2,070,900	(3)	2,955,900	(4)	592,950	(5)
	Tax gross-up	—		—		—		619,376	(6)	—

	Total	$1,310,101		$1,310,101		$2,070,900		$4,885,377		$592,950

Rick Updyke (7)	Base salary	$302,640	(8)	$302,640	(8)	$—		$302,640	(9)	$—
	Post-employment health care	12,633	(8)	12,633	(8)	—		12,633	(9)	—
	Restricted shares	—		—		885,000	(3)	1,770,000	(4)	354,000	(5)

	Total	$315,273		$315,273		$885,000		$2,085,273		$354,000

E. Brad Conrad (7)	Base salary	$200,000	(10)	$—		$—		$200,000	(9)	$—
	Post-employment health care	20,737	(10)	—		—		20,737	(9)	—
	Restricted shares	—		—		—		—		154,875	(5)

	Total	$220,737		$—		$—		$220,737		$154,875

Carleton K. “Tres” Thompson, III (7)	Base salary	$250,000	(10)	$—		$—		$250,000	(9)	$—
	Post-employment health care	19,476	(10)	—		—		19,476	(9)	—
	Restricted shares	—		—		—		—		442,500	(5)

	Total	$269,476		$—		$—		$269,476		$442,500

(1)	In the event of a without cause termination, a good reason termination by Messrs. Rathgaber, Brewster or Clinard, or a termination in connection with a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our non-equity incentive plan. For Messrs. Brewster and Clinard, the average of the executive’s 2009 and 2008 payout amounts were used to calculate the values in the table above. For Mr. Rathgaber, under the terms of his employment agreement, in the event his termination date (December 31, 2010 for purposes of this exercise) is prior to the first anniversary of his effective date of employment with our Company (i.e., February 1, 2010), the amount to be utilized in computing such termination payments is the higher of (i) the average Annual Bonus paid (or payable) prior to the Date of Termination or (ii) 50% of his current salary. As payouts under our non-equity incentive plan were unknown as of December 31, 2010, we utilized 50% of his salary. Additionally, in the event the executive elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 18 months. For each executive, all amounts would be payable in bi-monthly installments; provided, however, that if the executive is a “specified employee” under Section 409A of the Internal Revenue Code at the time of his termination, the amounts will be delayed for a period of six months to the extent required to avoid additional federal income taxes for the executive.

(2)	Pursuant to the terms of Mr. Rathgaber’s employment agreement, in the event Mr. Rathgaber terminates his employment with us for Good Reason or if he is terminated by us without cause, then (a) if the termination occurs prior to the first anniversary of the effective date of his employment agreement (February 1, 2010), he will receive partial (50%) accelerated vesting; (ii) if the termination occurs on or after the first anniversary of the effective date of his employment agreement but prior to the second anniversary, he will receive partial accelerated vesting of the shares, calculated as 25% plus a portion of the shares that would have vested on the second anniversary date but only the portion that would have been earned by the end of the month in which the termination occurred; and (iii) if the termination occurs on or after the second anniversary date of the effective date of his employment agreement, he will receive partial (25%) accelerated vesting as of the date the termination occurs. The amounts presented above represent the product of (a) 175,000 restricted shares (the number of restricted shares that would have vested as of December 31, 2010 (prior to the first anniversary of Mr. Rathgaber’s agreement)), and (b) $17.70, the closing price of our common stock as of December 31, 2010.

(3)	Pursuant to the terms of Messrs. Rathgaber, Brewster, and Clinard’s restricted stock agreements, as well as Mr. Updyke’s January 2010 restricted stock agreement, in the event of a change in control, the remaining forfeiture restrictions on 50% of the initial amount of restricted shares granted lapse effective as of the date the change in control occurs. The amounts presented above represent the product of (a) the number of restricted shares that would have vested as of December 31, 2010 upon the change in control, and (b) $17.70, the closing price of our common stock as of December 31, 2010.

(4)	Pursuant to the terms of Messrs. Rathgaber, Brewster and Clinard’s restricted stock agreements, as well as Mr. Updyke’s January 2010 restricted stock agreement, in the event the executive is terminated following a change in control, and such termination is a termination by us without cause or a good reason termination, all remaining forfeiture restrictions lapse effective as of the termination date. The amounts presented represent the product of (a) the number of then unvested restricted shares that each executive held as of December 31, 2010, and (b) $17.70, the closing price of our common stock as of December 31, 2010.

(5)	Pursuant to the terms of Mr. Rathgaber’s employment and restricted stock agreements, in the event Mr. Rathgaber dies or becomes disabled during the term of his employment, the forfeiture restrictions on all shares of restricted stock that would have lapsed on the next anniversary date of the grant shall immediately lapse. Pursuant to the terms of Messrs. Brewster, Clinard, Updyke, Conrad and Thompson’s June 2008 restricted stock agreements, in the event the executive dies or becomes disabled during the term of his employment, the percentage of the total number of restricted shares as to which the forfeiture restrictions shall lapse shall automatically increase by 25% of the shares awarded. Finally, pursuant to the terms of Messrs. Conrad and Thompson’s November 2010 restricted stock agreements, in the event the executive is terminated by reason of death or disability prior to the fourth anniversary of the grant date, the forfeiture restrictions shall lapse with respect to an additional 25% of the total shares awarded. The amounts presented represent the product of (a) the number of restricted shares that would have vested as of December 31, 2010 upon the aforementioned events, and (b) $17.70, the closing price of our common stock as of December 31, 2010.

(6)	Federal excise tax gross-up payments were calculated pursuant to Section 280G of the Code. Only the severance amount payable to Messrs. Rathgaber, Brewster, and Clinard exceeded his Section 280G safe harbor amount; therefore, they are the only Named Executive Officers that would have received a gross-up payment for federal excise taxes in the event the executive’s employment was terminated on December 31, 2010 following a change in control of our Company. The potential gross-up payments were calculated based upon an excise tax rate under Section 4999 of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

(7)	In the event of a termination of employment for any reason other than cause, Messrs. Updyke, Conrad and Thompson would be entitled to receive payment of any prior year bonus earned under our non-equity incentive plan (if not already paid) and a pro rata portion of the amount earned under our non-equity incentive plan for the year in which the termination occurred. However, such amounts would not be considered a “termination payment” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected these amounts in the table.

(8)	In the event of a termination without cause or a good reason termination by the executive, Mr. Updyke would be entitled to receive severance pay equal to 12 months of his current base salary. This amount would be payable in bi-monthly installments. However, in the event he accepts another full-time employment position (defined as 20 hours per week) within one year after termination, remaining payments to be made by us would be reduced by the gross amount being earned under his new employment arrangement. Additionally, if Mr. Updyke elected to continue benefits coverage through our group health plan under COBRA, we would partially subsidize Mr. Updyke’s incremental healthcare premiums. Specifically, we would reimburse Mr. Updyke on a monthly basis for the difference between the amount he must pay to continue such coverage and the employee contribution amount that active senior executive employees would pay for the same or similar coverage under our group health plan. Amounts shown above represent the difference in Mr. Updyke’s current insurance premiums and current COBRA rates for a similar plan for up to 12 months.

(9)	Although Messrs. Updyke, Conrad, and Thompson’s employment agreements do not contain specific provisions for change-in-control severance (with the exception that Mr. Thompson’s agreement which makes reference to a Section 280G cap if his severance put him in an excise tax situation), we included their severance in the above table, since these payments would be considered parachutes in the case of a change-in-control.

(10)	In the event of a termination without cause, Messrs. Conrad and Thompson would be entitled to receive severance pay equal to 12 months of the executive’s current base salary. This amount would be payable in bi-monthly installments. However, in the event the executive accepts another full-time employment position (defined as 20 hours per week) within one year after termination, remaining payments to be made by us would be reduced by the gross amount being earned under his new employment arrangement. Additionally, in the event the Messrs. Conrad or Thompson elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the executive for the COBRA premiums for up to 12 months.
          Our employment agreements with our Named Executives Officers require the executives to sign a full release within 50 days of the executive’s termination of employment waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives or stockholders before receiving any severance benefits due under the employment agreements. Messrs. Updyke, Conrad, and Thompson are also required to promptly report any subsequent full-time employment during the period in which the executive is receiving severance payments, for we are entitled to reduce the executive’s severance payments by the amount of the new salary the executive is receiving from a third party.
          The employment agreements with our executive officers also contain non-competition and non-solicitation provisions. Our employment agreements with Messrs. Rathgaber, Brewster, Clinard, Conrad, and Thompson have a 12-month non-compete and non-solicitation period, during which the executives may not (1) directly or indirectly participate in or have significant ownership in a competing company; (2) solicit or advise any of our employees to leave our employment; or (3) solicit any of our customers either for his own interest or that of a third party. In addition to these three prohibited items, our employment agreement with Mr. Updyke, which has a 24-month non-compete and non-solicitation period, also prohibits the executive from calling upon an acquisition candidate of ours either for his own interest or that of a third party. In the event that Mr. Updyke is terminated without cause, for a good reason event or the expiration of the employment agreement term, however, the non-compete period will end contemporaneously with the termination of Mr. Updyke’s employment.
          Additionally, pursuant to the terms of our 2001 and 2007 Stock Incentive Plans (the “Plans”), the Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans (such definition of which is substantially similar to the definition of Change in Control in the employment agreements described above). Such actions and/or changes could include (but are not limited to) (1) acceleration of the vesting of the outstanding, non-vested options; (2) modifications to the number and price of shares subject to the option agreements; and/or (3) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). The Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding common stock by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.
Risk Assessment Related to Our Compensation Structure
          We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on the Company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:
•	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	Our 2010 non-equity incentive compensation plan has a cap.

•	Our 2010 non-equity incentive compensation plan has a recoupment policy, pursuant to which any amounts paid out under the plan may be subject to recoupment by the Company if the operating of financial results used to calculate such amounts are restated.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•	We maintain an aggressive internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.

•	We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against the Company’s long-term interest by attempting to manipulate earnings results in the short term.
          We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.
DIRECTOR COMPENSATION
          The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2010:
Director Compensation Table for 2010

	Fees Earned or	Stock
Name	Paid in Cash	Awards (1)	Total
J. Tim Arnoult	$70,421	$60,000	$130,421
Robert P. Barone	$70,421	$60,000	$130,241
Jorge M. Diaz	$46,663	$60,000	$106,663
Dennis F. Lynch	$70,291	$60,000	$130,291
G. Patrick Phillips	$60,055	$60,000	$120,055
Mark Rossi (2)	$8,334	$—	$8,334
Michael A.R. Wilson	—	—	—

(1)	This column shows the grant date fair value of each restricted share award granted in 2010, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 2 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. As of December 31, 2010, each of Messrs. Arnoult, Barone, Diaz, Lynch, and Phillips held 5,988 shares of restricted stock, Messrs. Rossi and Wilson held no shares of restricted stock, and none of our non-employee directors held outstanding options awards.

(2)	Mr. Rossi joined our Board on December 1, 2010
          Only non-employee directors receive compensation for service on our Board of Directors. The 2010 compensation paid to our non-employee directors consisted of:
•	an annual award of restricted stock, valued at $60,000 at the time of grant;

•	an annual cash retainer of $40,000, with no additional fees paid for Board and committee meetings attended;

•	an annual cash retainer of $10,000 for each committee of which the director is a member; and

•	an annual cash retainer of $5,000 for the chair of each committee.

          Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2010 restricted stock award was granted on March 1, 2010 and the forfeiture restrictions lapsed in full on February 15, 2011. Mr. Wilson, who is affiliated with the TA Funds, one of our significant stockholders, waived his right to receive any compensation in 2010. Please read “Security Ownership of Certain Beneficial Owners and Management.”
          2011 Director Compensation. In addition to the compensation described above, in 2011, the Chairman of our Board will receive an additional $30,000 annually. Historically, our former Chairman, Mr. Lummis, did not receive any compensation for services on our Board, including his services as Chairman, due to his affiliation with companies that maintained a significant ownership interest in us. However, our current Chairman, Mr. Lynch, has no such affiliation and our Compensation Committee has determined that, given the higher level of responsibilities assumed by the Chairman, that Mr. Lynch should be awarded additional compensation for his service. Mr. Wilson continues to waive his right to receive any compensation in 2011.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          During 2010, Robert P. Barone, Jorge M. Diaz, Fred R. Lummis, Dennis F. Lynch, G. Patrick Phillips, Mark Rossi, and Michael A.R. Wilson served on our Compensation Committee. From March 2009 to February 2010, Mr. Lummis served as our interim Chief Executive Officer, during which time he did not serve on our Compensation Committee. During 2010, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee. Additionally, none of our executive officers has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Transactions with our Directors and Officers
          The CapStreet Group. Fred R. Lummis, the former Chairman of our Board of Directors is a senior advisor to The CapStreet Group, LLC, the ultimate general partner of CapStreet II, L.P. and CapStreet Parallel II, L.P., but was a major stockholder during the first half of 2010.
          TA Associates. Michael Wilson, a member of our Board of Directors, is a Managing Director of TA Associates, Inc., affiliates of which (the “TA Funds”) were major stockholders of Cardtronics during 2010.
          Pursuant to the First Amended and Restated Investor Agreement, dated February 10, 2005, among the Company and certain securityholders of the Company as amended by that certain First Amendment to the First Amended and Restated Investors Agreement, dated as of May 17, 2005, and that certain Second Amendment to the First Amended and Restated Investors Agreement, dated as of November 26, 2007 (collectively, the “Investor Agreement”), in 2010, the Company effected two registered secondary offerings of shares beneficially owned by TA Funds and affiliates of the Capstreet Group, LLC. In connection with these offerings, in which these entities sold approximately 15.7 million shares of the Company’s stock, and pursuant to the Investors Agreement, the Company paid $1.0 million in offering expenses. Mr. Wilson and Mr. Lummis are executive officers of TA Funds and the Capstreet Group, LLC, respectively.
          Jorge M. Diaz, a member of our Board of Directors, is the Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv, Inc. In 2010, Fiserv provided us with third-party services during the normal course of business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment. The $8.6 million amount paid to Fiserv represented approximately 2.1% of our total cost of revenues and selling, general, and administrative expenses for the year.

Approval of Related Person Transactions
          In the ordinary course of business, we may enter into a related person transaction (as such term is defined by the SEC). The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy, which was amended and restated on January 21, 2011. The Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either to approve or disapprove of the entry into such transaction. Our Related Persons Transaction Policy is available on our website at http://ir.cardtronics.com.
AUDIT MATTERS
Report of the Audit Committee
          Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. The Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at http://www.cardtronics.com.
          In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with Cardtronics, Inc.’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
          The Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics, Inc. and its management including the matters in the written disclosures required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.”
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in Cardtronics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.
          Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics, Inc.,
Robert P. Barone (Chairman)
Tim Arnoult
Dennis F. Lynch
G. Patrick Phillips
Independent Registered Public Accounting Firm Fee Information
          Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2010	2009
	(In thousands)
Audit Fees	$1,482	$1,196
Audit-Related Fees	46	27
Tax Fees	—	—
All Other Fees	—	—

Total	$1,528	$1,223

          Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of Bank Machine Ltd. in the United Kingdom and Cardtronics Mexico in Mexico. The audit-related fees in 2010 and 2009 represent fees paid to KPMG for work performed on a SAS 70 audits of our Electronic Funds Transfer transaction processing operation. The audit fees for 2010 also include professional services and comfort letters associated with our secondary equity offerings and debt refinancing transactions that occurred in 2010. The Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence, and has determined such services for fiscal year 2010 were compatible.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
          Among its other duties, the Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee approved 100% of the services provided by KPMG LLP in 2010 and 2009.
PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
          Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2012 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than January 5, 2012. No stockholder proposal was received for inclusion in this Proxy Statement.
          In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the following notice procedures. A stockholder making a nomination for election to our Board or a proposal of business must deliver proper notice to our Corporate Secretary at least 120 days prior to the anniversary date of the 2011 Annual Meeting of Stockholders.
          If a stockholder provides notice for a proposal of business to be considered at the annual meeting, the notice must include the following information:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address as they appear on the Corporation’s books;

•	the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by the stockholder;

•	any material interest of the stockholder in the matter proposed (other than as a stockholder), if applicable;

•	in the case of a Nominee Holder, evidence establishing the Nominee Holder’s indirect ownership of stock and entitlement to vote the stock on the matter proposed at the meeting; and

•	any other information that is required to be provided by stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.
          Please see “Corporate Governance — Our Board — Director Selection and Nomination Process” for additional information concerning the notice requirements for director nominations by stockholders.
OTHER MATTERS
          Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.
ANNUAL REPORT TO STOCKHOLDERS
          Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended December 31, 2010, accompanies the proxy material being mailed to all of our stockholders. The Annual Report is not part of the proxy solicitation material.
          We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our General Counsel and Secretary, Michael E. Keller, by mail to Cardtronics, Inc., 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or by facsimile at (832) 308-4761.
DIRECTIONS TO 2011 ANNUAL MEETING OF STOCKHOLDERS
Directions to Cardtronics’ Offices:
From George Bush Intercontinental Airport: Take Beltway 8 West. Exit and turn left onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the building. Please park on the roof of the parking garage.
From Hobby Airport: Turn left onto Airport Blvd. Turn left onto Telephone Road. Take Beltway 8 West. Exit and turn right onto Westheimer Road. Turn right (South) onto Briarpark Drive. Our offices are located on the west side of Briarpark Drive approximately 4/10 of a mile from the Westheimer-Briarpark Drive intersection. Free parking is available in the parking garage located to the left rear of the building. Please park on the roof of the parking garage.

CARDTRONICS, INC.	Shareowner ServicesSM P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
To vote your Proxy
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cardtronics, Inc.,
c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò   Please fold here – Do not separate    ò
The Board of Directors Recommends a Vote FOR Items 1, 2 and 4 and 1 Year for Item 3.

1. Election of Class I directors:	01 Robert P. Barone	☐	Vote FOR all nominees	☐	Vote WITHHELD
	02 Jorge M. Diaz		(except as marked)		from all nominees
03 G. Patrick Phillips

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	An advisory vote on executive compensation.		☐ For	☐ Against	☐ Abstain

3.	An advisory vote on the frequency of future executive compensation advisory votes.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

4.	Ratification of the Audit Committee’s selection of KPMG LLP as Cardtronics Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐ For	☐ Against	☐ Abstain

5.	Transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.
The proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the proxy will be voted in accordance with such instruction. If no instruction is specified with respect to the matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of the Board of Directors.
Date ___________________________

Signature(s) in Box

(Please date this proxy and sign your name exactly as it appears on your stock certificate. Executors, attorneys, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

CARDTRONICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 15, 2011
4:00 p.m. Central Time
Cardtronics Corporate Offices
3250 Briarpark Drive, Suite 400
Houston, Texas 77042

Cardtronics, Inc.	proxy

This proxy is solicited on behalf of the board of directors. The undersigned hereby revokes all prior proxies and appoints J. Chris Brewster and Michael E. Keller, and each of them, as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of Cardtronics, Inc., which the undersigned would be entitled to vote at the meeting of stockholders to be held on Wednesday, June 15, 2011 at 4:00 p.m. Central Daylight Time, at the corporate offices of Cardtronics, Inc., located at 3250 Briarpark Drive, Suite 400, Houston, Texas 77042 or any postponements or adjournments thereof, on any matter properly coming before the meeting, with all the powers the undersigned would possess if personally present.
This proxy is solicited on behalf of the board of directors and may be revoked prior to its exercise by filing with the secretary of Cardtronics, Inc. a duly executed proxy bearing a later date or an instrument revoking this proxy or by attending the meeting and voting in person.
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